As filed with the Securities and Exchange Commission on August 11, 1998
                         Registration No. 333-43803
========================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------
                               AMENDMENT #1 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          --------------------------
                                 H D N, INC.
                      ---------------------------------
            (Exact Name of registrant as specified in its charter)

        Delaware                     52-2008972                 7812
State or other jurisdiction of    (I.R.S. Employer        (Primary Standard
incorporation or organization)    Identification Number)      Industrial
                                                              Classification
                                                              Code Number)
                           ------------------------

                               1813 Marsh Road
                                   Suite H
                          Wilmington, Delaware 19810
                                 302/529-5562
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                          Donald Mattei, President
                                 H D N, Inc.
                           1813 Marsh Road, Suite H
                          Wilmington, Delaware 19810
                                 302/529-5562
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

            Copies to:   Cassidy & Associates, 1504 R Street, N.W.
                     Washington, D.C. 20009, 202/387-5400

      Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /


If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  /   /



                       CALCULATION OF REGISTRATION FEE

                                    PROPOSED       PROPOSED
TITLE OF EACH                       MAXIMUM        MAXIMUM
CLASS OF            AMOUNT TO BE    OFFERING       AGGREGATE     AMOUNT OF
SECURITIES          REGISTERED      PRICE          OFFERING      REGISTRATION
TO BE                               PER SHARE(1)   PRICE         FEE
REGISTERED

Units consisting
of 1 share of       2,000,000       $ 2.00         $4,000,000    $1,320
common stock,
$.001 par value,
and 1 warrant

Shares of Common
Stock contained     2,000,000        NA              --          --
in Units

Warrants contained
in Units            2,000,000        NA               --         --

Shares of Common
Stock underlying    2,000,000         3.00           6,000,000   1,980
Warrants

Shares of Common
Stock,  $.001       1,250,164         1.25           1,281,418     423
par value (2)

Shares of Common
Stock underlying      250,000         1.00             250,000      83
underlying Pierce
Mill Warrant

Total                                            $11,531,418     $3,805(3)


(1)   Based on Rule 457(f)(2).
(2)   Shares of Common Stock to be sold by Selling Securityholders.
(3)   $8,105 previously paid by electronic transfer.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                    [LEGEND FOR RED HERRING PROSPECTUSES]

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS                     Subject to Completion, Dated January ____, 1998

                                 H D N, INC.

            2,000,000 Units, 2,000,000 Shares of Common Stock and
            2,000,000 Redeemable Warrants contained in the Units,
          2,000,000 Shares of Common Stock underlying such Warrants;
                  250,000 shares of Common Stock underlying
                a common stock purchase warrant and 1,250,164
            shares of Common Stock held by Selling Securityholders

      HDN, Inc., a development stage Delaware corporation (the "Company"), is offering for sale 2,000,000 units (the "Units"), each Unit consisting of one share of common stock of the Company, par value $.001 per share (the "Common Stock") and one redeemable warrant (the "Warrants") at an offering price of $2.00 per Unit.. The Units, the Common Stock, the Warrants and the Common Stock issuable upon exercise thereof may be collectively referred to hereinafter as the "Securities."

      The Company offers a "high-tech" approach to dating interlinking the use of the Internet and cable television infomercials. The Company produces and broadcasts the Home Dating Networktm infomercial, a professionally-produced 30-minute dating and entertainment infomercial containing short video personal profiles of individual Home Dating Network members to which interested viewers can respond using the Company's "800" or "900" telephone numbers to leave a personal and confidential mailbox message directed to a particular personal profile. The Company also maintains a website on the Internet correlating additional information regarding the dating and entertainment suggestions aired on the infomercial and offering chat rooms, bulletin boards and posted individual Home Dating Networktm member personal profiles. In order to post a personal profile on the Company's website or review those posted thereon, a person must join the Home Dating Networktm. Posted members' profiles contain e-mail addresses for contact between members. Members are charged monthly membership dues. See "THE COMPANY."

      The Common Stock and the Warrants contained in the Units may be separately transferred immediately upon the effective date (the "Effective Date") of the registration statement of which this Prospectus is a part (the "Registration Statement"). Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment from time to time, for a period of 24-months commencing on the Effective Date. The Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus at a price of $.001 per Warrant on 30 days' written notice if the closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $4.00 per share (subject to adjustment). The exercise price and maturity date of the Warrants are subject to adjustment at the discretion of the Company. See "DESCRIPTION OF SECURITIES." As of the date hereof, the Company has not employed an underwriter for the sale of the Securities and there can be no assurance that the Company will be able to do so. In such event, the Units will be offered for sale by the officers and directors of the Company who will not receive any remuneration for such sales. See "PLAN OF DISTRIBUTION".

      The Company is a recently formed, development stage corporation, with limited operations and revenues and with limited capital. Prior to the Company's offering of the Securities as described herein, there has been no public market for the Units, the Common Stock or the Warrants, and no assurances may be given that a public market will develop following completion of this Offering or that, if any such market does develop, it will be sustained. The offering price of the Units and the exercise price of the Warrants were determined arbitrarily by the Company and are not necessarily related to asset or book value, net worth or any other established criteria of value. See "PLAN OF DISTRIBUTION". The Company will receive the proceeds (net of certain expenses) of the Offering of the Securities, including exercise of the Warrants, if any. See "USE OF PROCEEDS."

      The Registration Statement of which this Prospectus is a part also relates to the offer and sale of (i) 250,000 shares of Common Stock underlying a common stock purchase warrant held by a securityholder of the Company; and (ii) 1,250,164 shares of Common Stock of the Company held or to be held by certain securityholders of the Company upon conversion of 156,270.5 shares of 11.25% cumulative convertible Preferred Stock (the "Convertible Preferred Stock") held by such securityholders (collectively referred throughout as the "Selling Securityholders"). Sales of the securities being offered by Selling Securityholders, or even the potential of such sales, may have an adverse effect on the market price of the securities of the Company. The Selling Securityholders will receive the proceeds from the sale of the securities being offered by them. The Company will not receive any of the proceeds from such sales. The Selling Securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their securities on terms to be determined at the time of sale. See "PLAN OF DISTRIBUTION." The Selling Securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the securities being offered by them pursuant hereto.

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 7.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                            PRICE            UNDERWRITING      PROCEEDS TO
                            TO PUBLIC        DISCOUNTS AND     COMPANY (2)
                                             COMMISSIONS(1)

      Per Unit              $ 2.00                N.A.         $ 2.00

      Total                 $ 4,000,000           N.A.         $ 4,000,000

      (1) The officers and directors of the Company are offering the Units for sale. If an underwriter is used, of which there can be no assurance, discounts or commissions are not anticipated to exceed 10% of the offering price.
      (2) Does not include an estimated $130,000 in expenses of issuance and distribution of this Offering. See "BUSINESS-- Shareholder Loan".






              The date of this Prospectus is August ____, 1998.


        CERTAIN SECURITIES DESCRIBED HEREIN ARE OFFERED SUBJECT TO PRIOR SALE, WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFERING, WITHOUT NOTICE. IN ADDITION, THE RIGHT IS RESERVED TO CANCEL ANY CONFIRMATION OF SALE EVEN IF THE PURCHASE PRICE HAS BEEN PAID, IF IN THE OPINION OF THE COMPANY OR ANY PARTICIPATING BROKER-DEALER, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

        FOLLOWING THE COMPLETION OF THIS OFFERING, CERTAIN BROKER-DEALERS MAY BE THE PRINCIPAL MARKET MAKERS FOR THE SECURITIES OFFERED HEREBY. UNDER THESE CIRCUMSTANCES, THE MARKET BID AND ASKED PRICES FOR THE SECURITIES MAY BE SIGNIFICANTLY INFLUENCED BY DECISIONS OF THE MARKET MAKERS TO BUY OR SELL THE SECURITIES FOR THEIR OWN ACCOUNT. NO ASSURANCE CAN BE GIVEN THAT ANY MARKET MAKING ACTIVITIES OF THE MARKET MAKERS, IF COMMENCED, WILL BE CONTINUED.

          CERTAIN SECURITIES HEREIN ARE TRANSFERRABLE WARRANTS. IT IS POSSIBLE THAT THE WARRANTS MAY BE ACQUIRED BY PERSONS RESIDING IN STATES WHERE THE COMPANY IS UNABLE TO QUALIFY THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS FOR SALE UPON EXERCISE. WARRANTHOLDERS IN THOSE STATES WOULD HAVE NO CHOICE BUT TO ATTEMPT TO SELL THEIR WARRANTS OR LET THEM EXPIRE UNEXERCISED. IT IS ALSO POSSIBLE THAT THE COMPANY MAY BE UNABLE, FOR UNFORESEEN REASONS, TO CAUSE A REGISTRATION STATEMENT COVERING THE SHARES UNDERLYING THE WARRANTS TO BE IN EFFECT WHEN THE WARRANTS ARE EXERCISABLE. IN THAT EVENT, THE WARRANTS MAY EXPIRE UNLESS EXTENDED BY THE COMPANY AS PERMITTED BY THE WARRANTS BECAUSE A REGISTRATION STATEMENT MUST BE IN EFFECT, IN ORDER FOR WARRANTHOLDERS TO EXERCISE THEIR WARRANTS.

        FOR A PERIOD OF AT LEAST ONE YEAR FOLLOWING CLOSING OF THIS OFFERING, THE COMPANY WILL BE REQUIRED BY THE SECURITIES EXCHANGE ACT OF 1934 TO FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH MATERIAL MAY BE INSPECTED AT THE COMMISSION'S PRINCIPAL OFFICES AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W. WASHINGTON, D.C. 20459 AND COPIES MAY BE OBTAINED ON PAYMENT OF CERTAIN FEES PRESCRIBED BY THE COMMISSION. THE COMPANY WILL FURNISH TO HOLDERS OF ITS COMMON STOCK ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS EXAMINED AND REPORTED UPON, AND WITH AN OPINION EXPRESSED BY AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. THE COMPANY MAY ISSUE OTHER UNAUDITED INTERIM REPORTS TO ITS SHAREHOLDERS AS IT DEEMS APPROPRIATE.


                           PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to and should be read in conjunction with more detailed information and financial data (including any financial statements and the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, including the financial data.


  THE COMPANY

        H D N, Inc. is a development stage corporation with limited operations and revenues incorporated in Delaware in 1996. The Company's principal place of business is located in Wilmington, Delaware.

  BUSINESS

        The Company produces and markets for broadcast and cable television 30- to 60-minute Home Dating Networktm entertainment infomercials which contain approximately 20 or more short video personal profiles of individual clients as well as travel, dining, entertainment and other dating related segments. The Company uses the services of a professional production company to create the infomercials. The infomercials are shown on local cable television in selected geographic markets. The Company maintains a series of 800 and 900 number telephone lines from which each video participant is assigned a confidential, safe and private voice mailbox number for responses from infomercial viewers. After reviewing the mailbox responses, a participant can choose whether to answer the interested responder.

        The Company also maintains a website on the Internet which correlates additional information about segments featured in the infomercials and posts individual member personal profiles. The website also offers chat rooms, bulletin boards and other dating tips. In order to post a personal profile on the Company's website or review those posted thereon, a person must join the Home Dating Networktm. Posted members' profiles contain e-mail addresses for contact between members. Members are charged monthly membership dues.

        The Company receives revenues from the responses on the 800 and 900 telephone numbers, from membership into the Home Dating Networktm, from advertising available in the infomercial and on the website, and from advertising in a free magazine being developed for distribution by the Company to members.

  SELLING SECURITYHOLDERS' SECURITIES

        The securities offered by the Selling Securityholders included in the Registration Statement of which this prospectus is a part, consist of (i) 1,250,164 Shares issuable upon exercise by the holders thereof of the conversion rights contained in 156,270.5 shares of Convertible Preferred Stock and
  (ii) 250,000 Shares underlying a common stock purchase warrant held by a securityholder of the Company. See "SELLING SECURITYHOLDERS." The Selling Securityholders' Shares constitute approximately 17% of the outstanding Common Stock of the Company giving effect to the conversion rights contained in the Convertible Preferred Stock.

  CONVERSION OF CONVERTIBLE PREFERRED STOCK

        Certain of the Selling Securityholders own in the aggregate 156,270.5 shares of the Company's 11.25% Cumulative Convertible Preferred Stock. Each share of Convertible Preferred Stock is convertible into eight shares of Common Stock for a period of 24 months after the Effective Date. Convertible Preferred Shares not earlier converted will be automatically converted into shares of Common Stock at the termination of the conversion term.

  TRADING MARKET

        There is no current trading market for the Company's securities. The Company will be listed in the daily quotation sheets of the National Quotation Services, Inc. until such time as it qualifies to apply for admission to quotation of the Shares on the NASD OTC Bulletin Board. The Company intends to apply for listing on the Nasdaq SmallCap Market when, and if, it qualifies for such admission. However, there can be no assurance that the Shares will be listed on any such exchange or that the Company will meet the admission requirements of the NASD OTC Bulletin Board or the Nasdaq SmallCap Market. See
  "RISK FACTORS -- No Current Trading Market for the Company's Securities" and "DESCRIPTION OF SECURITIES - Admission to Quotation to Nasdaq SmallCap Market and NASD OTC Bulletin Board".

                        SELECTED FINANCIAL DATA

  The following table sets forth selected unaudited financial information concerning the Company as of March 31, 1998.

         Current Assets                              $  95,741
         Property and Equipment                        142,637
              Intangibles and Deferred Costs           220,264
         Security Deposits                               6,000

            Total Assets                                      $ 464,642

              Total Current Liabilities              $ 189,577
              Shareholders Equity                      275,065

           Total Liabilities and Stockholders' Equity          $ 464,642


        The selected financial data above is a summary only and has been derived from and is qualified in its entirety by reference to the Company's unaudited financial statements. Potential investors should also read the report and related financial statements of December 31, 1997 of McBride, Shopa and Company, included elsewhere in this Prospectus. See "EXPERTS" and "FINANCIAL STATEMENTS."


                              THE COMPANY

        The Company was formed on December 9, 1996 in Delaware with an authorized capitalization of 20,000,000 shares of common stock, par value of $.001 per share (the "Common Stock") and 1,000,000 shares of preferred stock designated as 11.25% Cumulative Convertible Preferred Stock. Pursuant to a private offering of its securities, the Company recently sold 156,270.5 shares of Common Stock convertible into an aggregate of 1,250,164 within 24 months of the Effective Date hereof. See "DESCRIPTION OF SECURITIES".

        The Company produces and broadcasts a Home Dating Networktm infomercial integrating short video personals of individual Home Dating Networktm members into an entertaining show with dining, vacation, theater, movie and other dating related ideas. Interested viewers to the infomercial can call the Company's 800-number or 900-number voice mailbox system to leave a confidential response to the televised profile. The voice mail instructions and questions are designed by the client and the Home Dating Networktm to provide the client with a detailed description of the responder. After reviewing the responses left on the mailbox system, a client can choose whether to reply to a responding viewer. This allows a Home Dating Network member to make use of current technology while retaining anonymity and security.

        The Company maintains a website on the Internet which correlates additional information to the entertainment and dating segments featured on the infomercial. The website also features personal profiles posted about individual Home Dating Networktm members. In order to post a personal profile on the Company's website or review those posted thereon, a person must join the Home Dating Networktm. The personal profiles contain e-mail addresses for contact between members. In addition, members can scroll the posted personal profiles by area code or by relationship (e.g. "male seeking female", "female seeking male", etc.). Members are charged monthly membership dues.

        The Company has copyright and trademark rights for the service marks "Home Dating Network" and "HDN" and for the Company's logo. The Company had limited operations to date and has not received revenues from operations. The Company has completed production of one infomercial which has been broadcast on a local cable network in the Philadelphia, Pennsylvania viewing market. The Company has completed its website and as of the date hereof has approximately 3,500 client profiles posted. The Company has begun receiving responses to the televised infomercial and to the website profiles through its 800- and 900-number telephone system. See "BUSINESS".

  EMPLOYEES

        The Company presently has two full-time and one part-time employee.

  OFFICES

        The offices of the Company are located at 1813 Marsh Road, Suite H, Wilmington, Delaware 19810, and its telephone number is 302/529-5562 its fax number is 302/529-5564. The Company's website address on the Internet is http://www.hdn-date.com.


                              RISK FACTORS

  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE SECURITIES OFFERED HEREBY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, INCLUDING ALL NOTES THERETO.

  THE COMPANY IS A DEVELOPMENT STAGE COMPANY WITH LIMITED
  OPERATING HISTORY

        The Company, organized in 1996, is a development stage company, with limited operations since inception. Since inception, the Company has been principally engaged in the development of its website and production of its initial infomercial. Accordingly, there is only a limited basis upon which to evaluate its operations or its prospects for achieving its intended business objectives. The Company has not received any revenues from operations. The Company's proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the competitive environment in which the Company will operate. No assurance can be given that the operations of the Company will result in any revenues or that the Company will be profitable. See "BUSINESS."

  SUCCESS OF PLAN OF OPERATION DEPENDENT ON ADVERTISERS AND
  POPULARITY WITH VIEWERS

        The Company's proposed plan of operation and prospects will be largely dependent upon the Company's ability to successfully attract advertisers to the Company's infomercial, website and magazine and the acceptance and success of the Home Dating Networktm infomercial and Internet website. The Company has limited experience and there is limited information available concerning the potential performance or market acceptance of the Company's operations. There can be no assurance that the Company will be able to successfully implement its business plan or that unanticipated expenses, problems, or difficulties will not occur which would result in material delays in its implementation.

  SUCCESS OF OPERATIONS DEPENDENT ON MANAGEMENT'S DECISIONS

        The ability of the Company to successfully effect its business objectives will be largely dependent upon the efforts of its Management including Ms. Norma L. Veach, Chief Executive Officer, and Donald Mattei, President of the Company. All decisions with respect to the management of the Company will be made exclusively by Management. The Company has no employment agreements or other understandings with any key executives have been entered into. The Company has applied for "key man" life insurance for its President but as of the date hereof has not obtained such insurance. The loss of the services of such key executives could have a material adverse effect on the Company's ability to successfully achieve its business objectives.

  CONTINUING CONTROL BY PRESENT STOCKHOLDERS

        Prior to the issuance of the Securities offered herein, the officers, directors and affiliates owned 5,500,000 shares of the Company's Common Stock, approximately 90.7% of the issued and outstanding Common Stock of the Company. Accordingly, such officers and directors are in a position to elect all of the Company's directors, approve amendments to its Certificate of Incorporation, to authorize issuance of additional shares of stock, to award performance bonuses and other compensation arrangements and otherwise direct the affairs of the Company. After issuance of the Common Stock pursuant to the sale of the Units offered herein and sale of the Shares by the Selling Securityholders, but assuming no conversion of the Convertible Preferred Stock or exercise of the Warrants, management will own 68.2% of the outstanding Common Stock of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

  POSSIBLE NEED FOR ADDITIONAL FINANCING TO CONTINUE OPERATIONS

        The Company anticipates that the net proceeds of this Offering, together with proceeds from earlier stock subscription and anticipated revenue from operations, will be sufficient to meet the Company's contemplated operating and capital requirements for approximately the 12 months following the Effective Date. However, the Company's revenue from operations depend on numerous factors, including the rate of market acceptance of the Company's services, the ability to sell the Company's available advertising space, the ability to obtain television broadcast time at acceptable rates, the Company's ability to maintain and expand its client base, the rate of expansion of the Company's services, the level of resources required to expand the Company's marketing and sales organization, and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require financing sooner than anticipated. The Company has no commitments for any financing, and there can be no assurance that any such commitments can be obtained on terms acceptable to the Company, if at all. Any equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company, as well as the market price of the Common Stock. See "BUSINESS."

  COMPETITION FROM OTHER MORE ESTABLISHED ENTITIES

        The Company faces competition from other forms of dating services, including newspaper and magazine "In Search Of" ("ISO") sections, other Internet services, and dating firms. Many of these competitors have substantially greater financial and marketing resources than the Company and may be better able to attract advertisers and clients. The Company is aware of other television dating and "singles-matching" television programs available in certain broadcast markets which may compete with the Company for viewer audience and which may have more funds available for advertisement and program development.

  DEPENDENCE ON SERVICES OF PROVIDERS

        The Company has entered into an agreement with AIP Networks, an experienced developer of broadcast programming and infomercials, for development of the Company's infomercials at a price reduced from competitive rates. The Company utilizes the services of American Television Time, Inc. ("American Television") to secure television time slots required by the Company to broadcast its infomercials. American Television also provides factoring services against the revenue generated by the 900 numbers and provides up-front financing of the purchase of the television time slots. This financing provides a financial benefit to the Company. Any reduction or loss of the services of either of these relationships could have an adverse impact on the Company and its financial ability to produce and televise the infomercials. See "BUSINESS".

  ISSUANCE OF FUTURE SHARES MAY DILUTE INVESTORS SHARE VALUE

        The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 20,000,000 shares of Common Stock, $.001 par value and 1,000,000 shares of Preferred Stock. As of the date hereof there are 6,058,000 shares of Common Stock outstanding and 156,270.5 shares of 11.25% Convertible Preferred Stock outstanding, convertible into 1,250,164 shares of Common Stock. The future issuance of all or part of the remaining authorized Common Stock including that reserved for conversion of the Convertible Preferred Stock may result in substantial dilution in the percentage of the Company's Common Stock held by the Company's then existing shareholders, including purchasers of the Shares offered herein. Moreover, any Common Stock issued in the future may be valued on an arbitrary basis by the Company. The issuance of the Company's shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Shares held by investors, and might have an adverse effect on any trading market, should a trading market develop for the Company's Common Stock. See "BUSINESS".

  POTENTIAL ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK

        The Company has designated 1,000,000 and issued 156,270.5 shares of its authorized shares of preferred stock. The Company may, without further action or vote by shareholders of the Company, designate and issue the remaining shares of preferred stock. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of the Company or the removal of management of the Company more difficult and discourage hostile bids for control of the Company which bids might have provided shareholders with premiums for their shares.

  REGISTRATION OR QUALIFICATION OF THE SECURITIES IN A LIMITED
  NUMBER OF STATES

        The Company will register or qualify the offer and sale of the Units in states to be selected. Purchasers of the Units who are residents of the United States must be residents in one of the states selected by the Company. The Company will not accept purchases from residents not located in a state in which the Units have been qualified or registered.

  ARBITRARY DETERMINATION OF OFFERING PRICE

        The initial public offering price of the Units and the exercise price and terms of the Warrants have been arbitrarily determined by the Company and do not necessarily bear any relationship to the Company's assets, net worth or other established criteria of value. The exercise and redemption prices of the Warrants should not be construed to imply or predict any increase in the market price of the Common Stock.

  NO CURRENT TRADING MARKET FOR THE COMPANY'S SECURITIES

        There is currently no established public trading market for the Company's Securities. No assurance can be given that an active trading market in the Company's Securities will develop after completion of the Offering, or, if developed, that it will be sustained. No assurance can be given that the market price of the Company's securities will not fall below the initial public offering price. The Company's Securities will initially be listed in the daily quotation sheets of the National Quotation Bureau, Inc., commonly called the "Pink Sheets. The Company's Securities will continue to be listed in the Pink Sheets until such time as the Company qualifies and applies for admission to quotation of the Securities on the NASD OTC Bulletin Board. A company must have at least one market maker in place to sponsor its securities for acceptance for listing on the NASD OTC Bulletin Board. The Company has limited business operations, investments, and revenues, and there can be no assurance that such a listing can now be obtained or will be obtained once operations and revenues are established. There can be no assurance that a regular trading market for the Common Stock will develop or that, if developed, it will be sustained. Various factors, such as the Company's operating results, changes in laws, rules or regulations, general market fluctuations, changes in financial estimates by securities analysts and other factors may have a significant impact on the market price of the Securities. The market price for the securities of public companies often experience wide fluctuations which are not necessarily related to the operating performance of such public companies such as high interest rates or impact of overseas markets.

  NO UNDERWRITER OR MARKET MAKER

        There is no underwriter for the offering of the Securities. The Securities will be offered on a "best efforts" basis through the Company's officers and directors. No sales commission will be paid to any officer or director of the Company. The Company will reimburse its officers and directors or expenses incurred in connection with the offer and sale of the Securities. In order to comply with the applicable securities laws, if any, of certain states, the Securities will be offered or sold in such states through registered or licensed brokers or dealers in those states.

        As of the date hereof, the Company has not located a market maker or broker/dealer and there can be no assurance that the Company will be able to locate a market maker for its Securities. A company must have at least one market maker in place to sponsor its securities for acceptance for listing on the NASD OTC Bulletin Board. If the Company is unable to locate a market maker, the Company may not be able to apply for listing on the NASD OTC Bulletin Board and purchasers of its securities may have increased difficulty in locating buyers should they want to sell the Company's Securities.

  IMMEDIATE AND SUBSTANTIAL DILUTION

        Purchasers of the Units offered herein will incur immediate and substantial dilution in the pro forma net tangible book value of the Common Stock included in the Units. See "DILUTION". Additional dilution to investors in the Units may result when, and if, any warrants are exercised at a time when the net tangible book value per share of the Common Stock exceeds the exercise price of such Warrants.

  FACTORS BEYOND THE COMPANY'S CONTROL

        Numerous conditions beyond the Company's control may substantially affect its ability to achieve financial success including such items as rates of, and costs associated with, television broadcast time, ease and access to Internet websites, capital expenditures and other costs relating to the expansion of operations, changes in the pricing policies of the Company's competitors, changes in operating expenses (including "900" number costs or returns), increased competition in the Company's markets and other general economic factors.

  LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND
  DIRECTORS

        The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. The Company's Certificate of Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate the Company's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.
   See "MANAGEMENT--Indemnification of Officers, Directors, Employees, and Agents".

  PENNY STOCK REGULATION

        Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities.

        The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. There can be no assurance that the price of the Company's securities will be maintained at such a level.

  ADDITIONAL SHARES ENTERING PUBLIC MARKET WITHOUT ADDITIONAL
  CAPITAL PURSUANT TO RULE 144

        All of the issued and outstanding shares of the Company, to the extent not sold or transferred pursuant to this offering, are "restricted securities" as such term is defined in Rule 144 ("Rule 144") of the General Rules and Regulations of the Securities and Exchange Commission (the "Rules") promulgated under the Securities Act of 1933 (the "1933 Act"). In general, under Rule 144, if adequate public information is available with respect to a company, a person who has satisfied a one year holding period as to his restricted securities or an affiliate who holds unrestricted securities may sell, within any three month period, a number of that company's shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or the average weekly trading volume during the four calendar weeks prior to such sale. Sales of restricted securities by a person who is not an affiliate of the company (as defined in the 1933 Act) and who has satisfied a two year holding period may be made without any volume limitation. Pursuant to such Rule 144, after the expiration of the holding period certain shares of Common Stock now restricted for trading will become eligible for trading in the public market without any payment therefore or increase to the Company's capitalization. Possible or actual sales of the Company's outstanding Common Stock by all or some of the present stockholders may have an adverse effect on the market price of the Company's Shares should a public trading market develop.
  The additional availability of such shares to be traded in the public market would increase the "public float" of the Company without any corresponding increase in the Company's capital.

  SELLING SECURITYHOLDERS MAY SELL SHARES AT ANY PRICE OR TIME

        Pursuant to Rule 415 of the Rules, a Selling
  Securityholder may offer and sell the Selling Securityholder Shares at a price and time determined by the particular Selling Securityholder. The timing of such sales and the price at which the Selling Securityholder Shares are sold by the individual Selling Securityholder could have an adverse effect upon the public market for the Shares, should one develop.

  POSSIBLE PAYMENT OF DIVIDENDS TO HOLDERS OF CONVERTIBLE
  PREFERRED STOCK

        Holders of the Convertible Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, out of the funds of the Company legally available therefor, cash dividends at the rate of 11.25% per annum, payable semi-annually on June 30 and December 31 of each year. Dividends not paid to the holders of the Convertible Preferred Stock will be accrued and will be paid to such holders, if not paid earlier, at the time of conversion of such shares. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Any cash dividends will depend on earnings, if any, and on the Company's financial requirements and other factors. Dividends are paid at the discretion of the board of directors. There can be no assurance that the Company will be able to pay any dividends or, if able to so make such dividends, that the board of directors will deem it in the best interest of the Company to do so. Investors who anticipate the need of immediate income from their investment should refrain from the purchase of the Shares offered herein. The Company has not paid any cash dividends on its Common Stock since inception. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company.


                            USE OF PROCEEDS

        The proceeds from the sale of the Units, if all Units are sold, will equal $4,000,000 and the net proceeds to the Company, after deduction of estimated expenses of the Offering, will be approximately $3,870,000. The Company expects the net proceeds to be utilized approximately in the priority listed below:

        Development and production of Home Dating
         Network television infomercials including purchase of airtime, filming of entertainment segments and personal profiles; production and editing; and distribution;
        Completion of mock-up of Home Dating Network magazine including hiring additional writing staff, production, printing and distribution;
        Increase support staff for further development and production of Internet website;
        Development, filming and production of a one-time national television show

        The foregoing represents the Company's best estimate of its allocation of the proceeds from the Offering based upon its current business plan, operations and assumptions. The amounts actually expended for each purpose set forth above may vary significantly. Future events, including changes in economic or competitive conditions or the Company's business and results of the Company's sales and marketing activities, may make shifts in the allocation of such proceeds. In light of such changing events, assumptions or operations, Management of the Company may in its sole discretion to use the proceeds of the Offering for other applications.

        The Company anticipates that the net proceeds from the Offering, in addition to the capital raised from earlier sale of its securities, plus revenues from any exercise of the Warrants and from operating revenues, should be sufficient to fund the Company's contemplated operations for the 12 months following the Effective Date. In the event that the Company does not receive the expected revenues from operations or exercise of Warrants, then it may be required to seek additional financing prior to the expiration of such 12-month period. The ability of the Company to generate revenues from operations will be dependent upon developing public interest in the Home Dating Networktm infomercial and Internet website. There can be no assurance that the Company will be successful in generating such interest.

                                DILUTION

        Purchasers of the Units may experience immediate and substantial dilution in the value of the Common Stock contained in such Unit. Dilution represents the difference between the initial public offering price per share paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities), divided by the number of shares of Common Stock outstanding upon closing of the Offering.

        At December 31, 1997 the Company had a net tangible book value of $374,671 or$0.06 per share. Assuming conversion of the Convertible Preferred Stock and sale of all the Units at $2.00 per Unit (and further assuming no exercise of any Warrants), the net tangible book value of the Company would be $4,244,671or $0.46 per share. This represents an immediate dilution to investors in the Offering of $1.54 per share and the aggregate increase in net tangible book value to present shareholders of $0.40 per share. The following table illustrates such effect:

        Initial public price per Unit                   $2.00
         Net tangible book value before Offering        $0.06
         Increase per share attributable to
              new investors                             $0.40
        Net tangible book value per share after Offering          $0.46

        Dilution per share to new investors                       $1.54


                                BUSINESS

  GENERAL

        The Company produces and broadcasts Home Dating Networktm infomercials integrating approximately 20 short video personal profiles of individual Home Dating Networktm members into an entertaining show with dining, vacation, theater, movie and other dating related activities. Interested viewers to the infomercial can call the Company's 800-number or 900-number voice mailbox system to leave a confidential response to a particular televised profile. The voice mail instructions are designed by the member and Home Dating Networktm to provide the member with a detailed description of the responder. After reviewing the responses left on the mailbox system, a member can choose whether to reply to a responding viewer. This allows a Home Dating Networktm member to make use of current technology while retaining anonymity and security.

        The Company maintains a website (http:\\www.hdn-date.com) which features personal profiles posted by Home Dating Networktm members as well as chat rooms and bulletin boards. The website also correlates dating and entertainment information to the entertainment and dating segments featured on the infomercial and offers additional dating ideas and tips. Members to the Home Dating Networktm can search the website personal profile postings by area code, or by relationship preference (man seeking woman, woman seeking man, man seeking man, etc.) or can send an E-mail message available from the personal postings.
  All members featured in the infomercials have posted profiles.

        The Company has completed two infomercials that have been broadcast on WTGI TV-61 and WPHL TV-17 in Philadelphia, Pennsylvania. Broadcasting began on October 23, 1997 on WTGI TV-61 and was moved to WPHL TV-17 in March, 1998. The infomercial airs one time per week. The Company estimates that it has received over 14,000 telephone calls on its 800- and 900-telephone lines in response to the infomercial.

        The Company has completed its website and has received over 800,000 visits to the website in its initial posting. The
  Company has approximately 3,500 members with postings on its website. See "Current Operations" herein.

  THE INFOMERCIAL

        The Company's infomercials are developed by AIP Networks ("AIP"), Pennsauken, New Jersey. AIP is experienced and knowledgeable in the industry and has agreed to produce the infomercials for the Company with partial payment in stock of the Company. AIP provides pre-production, production and post-production services for the infomercials. The infomercials, once produced, are placed into half-hour slots on television media for broadcast to the general public. The Company intends to produce multiple infomercial segments, utilizing formats which can be replicated in other markets as the Company expands the Home Dating Network throughout the United States.

        The Company utilizes local professional studios in the city in which it is filming to produce the personal profiles used in the infomercial. These personal profiles are integrated into an infomercial production to create a professional and entertaining television program. The infomercial format utilizes two hosts (John DiDomenico and Hannah Dalton) to lead viewers through different dating activities each week. Each show will have two different activities interspersed around the personal profiles of local singles. The Company intends to develop the infomercial to use in numerous markets nationwide. The entertainment portion of each infomercial will be the same but the personal profiles will be from the local market. The infomercials are scripted to provide light entertaining dialogue and to introduce dating activities such as dining, movies, theater, spectator events, sporting participant events, romantic "getaways", unusual adventures and other activities. The infomercial is produced so that the entertainment segments can used in all the markets in the which the infomercial is shown or repeated in the same market with new personal member profile for each market or rebroadcast in a market. Therefore, although the entertainment segments remain the same, viewers in each market see profiles for local singles. The Company offers for sale both national and local advertising time during the infomercial.

        Interested viewers to profiles aired on the infomercial can call the Company's 800/900 telephone numbers to access a voice mailbox system for any of the featured profiles and leave a message following the prerecorded instructions and/or questions. The Company and the client develop the mailbox instructions to garner certain information from the caller so the client can determine whether to respond to any such caller. In addition, there is an optional service at an additional charge called "Direct Call" that, during a specific time, a client will be available to take calls directly from interested viewers. The calls are connected to a number assigned to the client and the interested viewer only uses the Company's 800/900 telephone number.

  INTERNET WEBSITE

        The Company maintains a website on the Internet at http://www.hdn-date.com. For a monthly fee members of the Home Dating Networktm can post their personal profile, with an optional picture or video profile on the website. Members of Home Dating Networktm will be able to search the database of single profiles by relationship preference ("male looking for female", "female looking for male", male looking for male", etc.) and/or by telephone area code to find singles within their local area or by member name, if known. In addition, the website offers chat rooms, bulletin boards, interesting tips on dating as well as additional information to supplement the entertainment segments featured on the infomercial.

        The website provides an on-line membership application to allow website visitors to immediately join the Home Dating Networktm. Each member who joins the Home Dating Networktm fills out a detailed profile form describing his/her self and fills out a form describing their criteria for a person they would like to meet. Through the Internet, the Company returns to the member a list of the singles meeting such criteria. The member can then leave an e-mail message for any of the singles on the list. A member may include a picture or video profile if desired. All participants in the Home Dating Networktm infomercial are profiled on the website and the website directs interested persons to either send an e-mail message to the profiled member or to utilize the "900 number" mailbox assigned to such participant.

        The Company receives information on the number of visits (people contacting the Company's website) its website receives each day, and receives information on such individual visits so that additional marketing and advertising material can be electronically communicated to each Internet browser who visits the Company's website.
  HDN THE HOME DATING NETWORK MAGAZINE

        The Company is in the process of developing a magazine to supplement the infomercial and Internet website. The magazine is designed for singles and will feature articles about dating and activities related to dating, will contain both national and local advertising and will list certain local "In Search Of" profiles of Home Dating Networktm members. The magazine will be distributed to members of the Home Dating Networktm. The Company intends to eventually distribute the magazine nationally but retaining local profiles and event calendars.

  CURRENT OPERATIONS

        The Company has finished two complete infomercials that have aired weekly commencing October 23, 1997, on WTGI TV-61, a local Philadelphia cable television station and subsequently moved to WPHL TV-17, the Warner Brothers cable channel in Philadelphia, Pennsylvania. The Company has also completed the entertainment segments of four additional infomercials. The Company estimates that it has received over 14,000 calls on its 800- and 900- telephone lines in response to the broadcasts of the Company's infomercial. The Company has completed its website and has received over 800,000 "hits" on its site since its launch. The Company has approximately 3,500 members with postings on its website.

  COMPUTER SYSTEMS REDESIGNED FOR YEAR 2000

   Many existing computer programs use only two digits to identify a year in such program's date field. These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000. Many of the computer programs containing such date language problems have been corrected by the companies or governments operating such programs. Although none of the Company's systems are effected by this problem, the Company could be impacted by the failure of other companies to timely correct their computer systems. The Company's operations are dependent on the Internet, the telephone system and the television broadcast system. If any of these systems become inoperational the Company will be directly and significantly effected.

  REVENUES

        The Company has used the proceeds from the sale of the Convertible Preferred Stock to fund its operations to date. The
  Company anticipates that revenues will be generated from the following sources:

              The 800/900 telephone service charged at $.99 for the first minute and $1.99 for each minute thereafter for which the Company receives $.75 per minute;

              Membership fees to the Home Dating Networktm website at $9.95 per month; and

              Advertising revenues from the website, the magazine and the infomercial.

        The Company has contracted with American TelNet,
  Plantation, Florida to handle the 800 and 900 number telephone traffic. This service bureau can handle approximately 6,000 calls per minute, allowing the Company ample growth opportunity.

        Revenue from the 800 service is credited to the Company's merchant account as it is billed to the customer. Revenue from the 900 number is received through the service bureau and is paid to the Company 90 days after the charge is billed to the customer. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

        The Internet Website. Revenue generated from memberships through the Internet website is immediately credited to the Company's merchant account. Members pay with their MasterCard or Visa credit cards and continue to be billed on a monthly basis until notification to the Company in writing to discontinue such membership. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

        Advertising Revenues. The advertising available on the Company's infomercial, website and magazine offers advertisers a multi-faceted opportunity to reach a target market of singles
  ranging in age from 21 to 55.   Advertising revenues from the
  magazine and the website are billed to the customer at the time of publication. Banner advertising has been allocated on the website. The Company anticipates that advertising on the website will more than offset the development and monthly costs of such website. The infomercial has six available slots for both local and national advertising. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

  SERVICES OF AMERICA TELEVISION TIME, INC.

        The Company has entered into an agreement with America Television Time, Inc. ("ATT"), Austin, Texas, a company which specializes in the selection and purchasing of television segment slots for resale to the Company. ATT will negotiate and purchase all broadcast, satellite and cable television airtime for broadcast of the Company's infomercial at a cost to the Company of 20% of the net invoice amount due to and charged by media outlets. ATT will provide factoring services against the revenue generated by the 900 numbers and up-front financing of
  the purchase of the television time slots.   ATT receives a
  discounted rate on the purchase of television time which discount it passes on to the Company. The Company would not be able to obtain this discount on its own. Because the fees charged are discounted, the percentage remuneration to be received by ATT is reduced. The Company will pay ATT an amount approximately equal to the difference between the remuneration ATT would receive from sale of the television time at the going rate and the sale to the Company at the discounted rate. ATT has experience in all major television markets throughout the United States, and has the capability of assisting the Company's entrance into national markets.

  THE MARKET IN GENERAL

        There is a substantial market of single Americans with an increasing amount of disposable income. There are an estimated 80,000,000 singles in the United States comprising approximately 40% of the adult population. The number of single adults has increased by 35% between 1989 and 1993. The estimated disposable income for a single adult male is $20,000 and $11,400 for females whereas the married adult male and female each have estimated disposable incomes of $11,400.

        The Company has analyzed three core areas in regard to marketing the Home Dating Networktm: (a) the growth of the dating service industry; (b) the use of 900 numbers; and (c) the increased popularity of "In Search Of" (ISO) advertising in newspapers and magazines. Combining the statistical data from these three areas, and with the common knowledge associated with the growth of television, telecommunications and computer-based services, the Company believes that the potential for a network dating approach is positive. Marketing efforts will encompass the Internet, The Home Dating Network Magazine, which the Company is developing, the infomercial as well as all of the traditional advertising and marketing venues.

  TARGET MARKETS

        The Home Dating Network infomercial has been initially broadcast in the Philadelphia market. The Philadelphia market is located near the Company's headquarters which allows the Company to advertise and film personal profiles with less cost and time. The Philadelphia market is the fourth largest television viewing market in the United States as stated the Broadcast and Cable Yearbook of 1996. Approximately 75% of the households within the Philadelphia market are connected to cable television service. The Home Dating Network was initially presented on WTGI TV-61 and subsequently moved to be broadcast throughout the Philadelphia area on WPHL TV-17, the Warner Brothers Network. The Philadelphia Market is estimated at over 7 million people representing over 2.7 million households. The Philadelphia, Pennsylvania metropolitan area is one of the most affluent and fast growing areas of the country with an estimated 5,500,000 million adults of which 2,600,000 are not married.

        The Company has targeted expansion into other major markets commencing with Boston, New York, Miami,
  Baltimore/Washington, D.C., and Atlanta. The Company has scheduled filming of personal video profiles in the Boston, New
  York and Miami areas. The Company anticipates a rapid expansion into the targeted television markets.

  ATTRACTING PARTICIPANTS AND VIEWERS

        The individual video personal profiles are filmed in each target market at local area production studios. This provides potential member participants with a sense of familiarity and confidence of the quality of production. Initially, such participants will be attracted by local radio and newspaper advertising, postings on the Internet and word of mouth. Once an infomercial is broadcast in a local market, the Company anticipates that the potential participant pool in that area will increase. The Company intends to advertise the infomercial on television, radio and newspaper and target area specific magazines. The Company intends to promote each infomercial to viewers as a specific event broadcast at a particular time on a particular station rather than an on-going repeated series of shows.

  TRADEMARKS, COPYRIGHTS AND LICENSES

        The Company has entered into an exclusive non-assignable and non-transferable worldwide licensing agreement with The Home Dating Network, L.L.C. (the "LLC"), a Delaware limited liability company, to license the copyrighted "Home Dating Network" logo and servicemarks. The Company acquired the rights and the overall concept for the Home Dating Network from the LLC, together with existing video productions and formats, pursuant to an agreement executed between the two entities. The agreement continues in effect until the expiration date of the last to expire of the licensed trademarks and copyrights at which time no additional royalties will be due to the LLC for the use of such logo and servicemarks. The agreement requires the payment by the Company to the LLC of a licensing fee of $150,000 for the initial year of use and an annual royalty fee equal to the greater of (i) 1% of the annualized net earnings derived by the Company or (ii) $100,000. In the event that the Company fails to pay the licensing or royalty fees, the LLC may terminate the licensing agreement upon written notice to the Company. The Company has a 30-day period in which to cure any such failure to make payment on the fees. The Company paid $50,000 toward the licensing payment to the LLC.

  RELATED TRANSACTIONS

        The Company has licensed the trademarks and servicemarks, including the name "Home Dating Network", from the Home Dating Network, L.L.C., a Delaware L.L.C. owned by Ms. Norma Veach and Mr. Donald Mattei, the Chief Executive Officer and President of the Company, respectively. Although the license agreement is not an arm's-length transaction, the Company deems the licensing fee and royalty fee are deemed reasonable and customary in the industry.

  RECENT TRANSACTIONS

        Since January 31, 1997, the Company sold 156,270.5 shares of its Convertible Preferred Stock at $10 per share for
  aggregate proceeds of $1,562,275.   Each share of Convertible
  Preferred Stock is convertible into eight shares of Common Stock of the Company for a conversion period of two years commencing with the Effective Date hereof. See "DESCRIPTION OF SECURITIES". The Common Stock underlying the conversion of the Convertible Preferred Stock is contained in the Registration Statement of which this Prospectus is a part for sale by the holders thereof.


      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

  OVERVIEW

        The Company is a newly organized development stage company, the objective of which is to offer a dating service infomercial supported by a series of "900 number" telephone response lines and an Internet website posting personal profiles of members.

        The Company has issued 6,058,000 shares of Common Stock and 156,270.5 shares of its Convertible Preferred Stock. The Company has used the proceeds from such sales of its securities and intends to use future revenues for production of television infomercials for broadcast; for the purchase of television air-time; for marketing and advertising, including roadside billboards, print and broadcast media advertising; for payment of its website; for development of the Company's Home Dating Network Magazine; and for capital expenditures and working capital for its proposed operations, and certain fees, costs and expenses associated with this Offering.

  RESULTS AND PLAN OF OPERATIONS

        The Company has paid $50,000 of the one-time licensing fee of $150,000 to the Home Dating Network, L.L.C. for exclusive use of the Company's copyrights and trademarks.

        The Company has broadcast its initial infomercial on WTGI TV-61, a local Philadelphia cable television station, commencing October 23, 1997 and beginning in March, 1998, moved to WPHL TV-17, the Philadelphia Warner Brothers cable station. The Company purchased the broadcast time on WTGI TV-61 directly for a cost of $700 per 1/2 hour time slot. The Company purchased the broadcast time on WPHL TV-17 directly paying $1,500 per 1/2 hour time slot. The Company has prepared the entertainment segments of four additional infomercials which need the insertion of the local personal profiles before ready for broadcast. The Company has received over 14,000 calls on its 800/900 telephone numbers.

        Calls into the 800/900 telephone numbers are charged $.99 for the first minutes and $1.99 each minute thereafter (of which the Company receives $.75). Revenue from the 800 service is credited to the Company's merchant account as it is billed to the customer. Revenue from the 900 service bureaus is paid to the Company by American TelNet ("ATN") 30 days after the charge is billed to the customer.

        The Company has entered into an agreement with ATT for the purchase and resale of air time for broadcast of the infomercial. ATT will negotiate and purchase all broadcast, satellite and cable television airtime for broadcast of the Company's infomercial at a cost to the Company of 20% of the gross invoice amount due to and charged by media outlets. ATT will provide factoring services against the revenue generated by the 900 numbers and up-front financing of the purchase of the
  television time slots.   ATT receives a discounted rate on the
  purchase of television time which discount it passes on to the Company. The Company would not be able to obtain this discount on its own. Because the fees charged are discounted, the percentage remuneration to be received by ATT is reduced. The Company will pay ATT an amount approximately equal to the difference between the remuneration ATT would receive from sale of the television time at the going rate and the sale to the Company at the discounted rate.

        The Company is continuing its broadcast in the Philadelphia market but is scheduled to film personal video profiles in Boston, New York and Miami. The Company has increased its efforts to obtain personal video profiles for use in the infomercial by increasing its advertising of the infomercial and scheduled personal profile filming dates. The Company does not charge the participant for filming the personal profile or for its placement in the infomercial. The Company anticipates that with the increased advertising and commencement of broadcast of the infomercial, the number of participants for the video profiles will increase.

        The Company has completed its website on the Internet.
  The Company pays $1,365 per month for the T-1 line service for its website. The Company has recorded over 800,000 visitors to its website in since it became operational. The Company offers memberships into The Home Dating Networktm for $9.95 per month, on a month-to-month basis. A member can quit the Home Dating Networktm at any time with no penalty upon written notification to the Company. Members are entitled to post a personal profile on the website and to access the other members' personal profiles. Profiles can be searched by telephone area code, member name or by relationship preference (e.g. "male seeking
  female", "female seeking male", etc.)   The website also offers
  members chat rooms, bulletin boards, dating tips and interesting information often relating to ideas featured on the infomercial.
   Although only members can access the personal profiles, all visitors to the website can click into certain information about the Company and sample profiles. A website visitor can immediately become a member of The Home Dating Networktm utilizing the on-line application and a credit card.

  LIQUIDITY AND CAPITAL RESOURCES

        The Company has used the proceeds from the sale of its securities for payment of operating costs to date. The Company has just begun receiving revenues from its 800/900 telephone service. The Company directly paid the costs for the broadcast of its initial infomercial at a rate of $700 per 1/2 hour of air time on WTGI and $1,500 per hour on WPHL.

        The Company has begun offering advertising space on its website and in its magazine, The Home Dating Networktm Magazine.
   The Company has completed its first "mock-up" of the magazine and anticipates that it will be ready for distribution in 1998. The magazine is a full-color multi-page professionally produced magazine featuring articles related to dating and entertainment.
   The magazine is intended for distribution to the Home Dating Networktm members with each target market receiving an edition of the magazine tailored for that market with advertising from that local market and with personal profiles from that target market. For a one-time publication, the Company charges national advertising rates between $1,500 for 1/6 of a page to $6,500 for a full page and up to $9,000 for a 4-color full page back cover ad. Local advertising rates run from $400 for 1/6 page and $1,500 for a full page. The Company has not yet received bookings or revenues for advertising space in the magazine.

                              MANAGEMENT

  OFFICERS AND DIRECTORS

        The officers and directors of the Company are as follows:

        Name              Title

        Norma L. Veach            Chairman of the Board, Chief
                                  Executive Officer

        Donald Mattei             President and Director

        Jitendra R. Shah          Director

        Robert Veach              Director

        All directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, the Company's Bylaws provide for not less than one nor more than nine directors. Currently, there are three directors of the Company. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. Robert Veach is the son of Norma L. Veach. There are no other family relationships among any officers or directors of the Company.

        The principal occupation and business experience for each officer and director of the Company, for at least the last five years are as follows:

        NORMA L. VEACH, 70, has been Chairman of the Board, Chief Executive Officer and a founder of the Company since its organization. From 1992 to 1996 Ms. Veach served in numerous capacities with LMB Amusements, Inc., Wilmington, Delaware, an arcade amusement distributor and vendor. From 1989 to 1992, Ms. Veach was the owner of Balls Sports Bar, a restaurant and sports bar located in Wilmington, Delaware. Ms. Veach intends to devote approximately 40 hours per week to the business of the Company.

        DONALD MATTEI, 52, has been President, a director and a founder of the Company since its organization. From 1981 to 1997, Mr. Mattei his owned and managed Donmattco Enterprises, Inc., Woodlyn, Pennsylvania, a retail food store. From 1967 to 1981, Mr. Mattei owned and managed D & M Food Market, Woodlyn, Pennsylvania, a retail food outlet.

        JITENDRA R. SHAH, 54, has founded and presided over a number of business enterprises. Mr. Shah received a Masters Degree from Villanova University in Pennsylvania, and presently operates an overseas trading company, which specializes in the import and export of textile and apparel. Mr. Shah also operates a travel firm that specializes in group and business travel. Mr. Shah will be responsible for corporate financial planning and will oversee the financial operation of the business.

        ROBERT VEACH, 49, serves as a director of the Company. Mr. Veach is the son of Norma Veach, the Chairman of the Board and Chief Executive Officer of the Company. Mr. Veach is currently as an executive of Executone Corp., a corporation located in Harrisburg, Pennsylvania. Mr. Veach has experience in marketing and sales.

  REMUNERATION

        The Company does not intend to pay any officer or director annual compensation exceeding $100,000 during the 12 months following incorporation of the Company. The Company has not entered into any employment agreements with its executive officers or directors. The Company has applied for but not yet obtained any key-man life insurance on its President.

        The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer cannot be specifically ascertained, but, in any event, will not exceed $3,500 as to each individual.

        Each director is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called. The Company presently has four directors.

        The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and President of the Company during 1997. No officer of the Company received a salary and bonus in excess of $100,000 for services rendered during 1997:

                       SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                        OTHER   LONG-TERM  ALL OTHER
  PRINCIPAL POSITION    YEAR    SALARY  BONUS   AWARDS     COMPENSATION

  Norma Veach          1997         0
  Chief Executive Officer

  Donald Mattei (1)     1997        $47,666
  President

  (1) Mr. Mattei has been paid $47,666 to day with an annual compensation of $52,000 for 1997 increasing to $60,000 in 1998.

  POSSIBLE CONFLICTS OF INTEREST

        Management of the Company has other financial and business interests to which a significant amount of time is devoted that may pose certain inherent conflicts of interest. Ms. Norma Veach and Mr. Donald Mattei, the Chief Executive Officer and President of the Company, respectively, are owners of The Home Dating Network L.L.C., the Delaware corporation from which the Company has licensed the rights to use the Home Dating Network service mark and trademark. The Company is required to pay a one-time licensing fee and annual royalty fee pursuant to the licensing agreement.

  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

       The Articles and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

       Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

       The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

       The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.


                     SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the Effective Date of this Prospectus regarding the beneficial ownership of the Company's Common Stock by each officer and director of the Company and by each person who owns in excess of five percent of the Company's Common Stock.

                                      Shares of
                                      Common Stock    Percentage of Class
  Name, Position                      Beneficially    Prior to      After
  and Address                         Owned           Offering(1)   Offering(2)

  Norma L. Veach, Director            2,650,000       42%           32.8%
  Chief Executive Officer
  2355 Taggert Court
  Wilmington, Delaware 19810

  Donald Mattei, Director             2,650,000       42%           32.8%
  President
  1415 Bullens Lane
  Woodlyn, Pennsylvania 19094

  Jitendra R. Shah                      100,000       1.6%           1.2%
  Director
  42 Marlon Pond Road
  Hamilton Square, New Jersey 08690

  Robert Veach, Director                100,000       1.6%            1.2%
  Director
  1056 Country Club Road
  Camp Hill, Pennsylvania 17011

  All Officers, Directors             5,500,000       90.7%          68.2%
  and Shareholders as a Group
   (4 Persons)
  _____________

  (1) Based on 6,058,000 shares of Common Stock outstanding prior to the Offering.
  (2) Based on 8,058,000 shares of Common Stock outstanding assuming no conversion of shares of Convertible Preferred
        Stock nor exercise of any Warrants.


                        SELLING SECURITYHOLDERS

        The Company is registering for offer and sale by the holders thereof (i) 250,000 shares of Common Stock underlying a common stock purchase warrant held by a securityholder of the Company; and (ii)1,250,164 shares of Common Stock of the Company held or to be held by certain securityholders of the Company upon conversion of the 156,270.5 shares of 11.25% Convertible Preferred Stock upon conversion of such Convertible Preferred Stock at the ratio of eight shares of Common Stock per share of Convertible Preferred Stock. The Selling Securityholders will offer their securities for sale on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act. See "RISK FACTORS--Additional Shares Entering Public Market without Additional Capital Pursuant to Rule 144" and "Selling Securityholders May Sell Shares at any Price or Time Shares."

        The Company is applying for admission to the OTC Bulletin Board for the Shares; however, there can be no assurance that the Shares will be so listed. See "RISK FACTORS--No Current Trading Market for the Company's Securities" and "DESCRIPTION OF SECURITIES--Admission to Quotation to Nasdaq SmallCap Market and Bulletin Board"

        All of the Selling Securityholders securities registered herein are expected to become tradeable and/or exercisable on or about the date of this Prospectus.

        Upon effectiveness of the Registration Statement of which this Prospectus is a part and upon consummation of the transactions contemplated herein (other than exercise of the Warrants) there will be 9,558,164 shares of Common Stock outstanding of which 3,500,164 will be freely tradeable shares of Common Stock (the "public float") of which 1,500,164 are to be sold or distributed by the Selling Securityholders.

        The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Securityholder and by all Selling Securityholders as a group.

                                      PERCENT OF STOCK OWNED

  NAME AND ADDRESS         COMMON STOCK (1)       PERCENT OF STOCK OWNED
  OF BENEFICIAL                                   PRIOR TO      AFTER
  OWNED                                           OFFERING(2)   OFFERING(3)

  Marshall G. Long                4,000             *              0%
  25614 Belle Alliance
  Leesburg, Florida 34748

  Ronald E. Yun                   2,000             *              0%
  1122 Crescent Hill Drive
  San Antonio, Texas 78253

  Donald A. Bratton               8,000             *              0%
  8435 Upton
  San Antonio, Texas 78250

  Jerry L. Long                   2,000             *              0%
  2926 D. Lakeshore Drive
  Indianapolis, Indiana 46205

  Albert F. Anft III              8,000             *              0%
  3242 Green Road
  Whitehall, Maryland 21161

  John DiLemme                   32,000             *               0%
  1727 Village Boulevard #112
  West Palm Beach, Florida 33409

  Ronald D. Maloney              50,000             *               0%
  525 Fifth Avenue
  Pelham, New York 10803

  Robert J. Maloney              32,000             *               0%
  1027 Washington Avenue
  Pelham Manor, New York 10803

  Pete C. Moncheck               30,000             *                0%
  2241 Postmouth Way
  San Mateo, California 94403

  Marc D'Anna                   320,000             4.1%             0%
  509 Surrey Road
  Timonium, Maryland 21093

  Gary A. Owings                  2,000             *                0%
  18 Bardeen Court
  Towson, Maryland 21204

  C. John Thomson, IV             4,000             *                0%
  8 Carriage Walk Court
  Baltimore, Maryland 21234

  Darrel Seahorn                  4,000             *                0%
  Route 10, Box 50
  Gilmer, Texas 75644

  Morgan H. Waldron Jr.          20,000             *                0%
  4501 Green Cedar Lane
  Richmond, Virginia 23237

  Peggy E. Brady                  4,000             *                0%
  19 Seven Oaks Lane
  Brewster, New York 110509

  Chester E. Sajewski Jr.         2,800             *                 0%
  110 Beechwood Avenue
  Mount Vernon, New York 10552

  G. Steve Waldron                8,000             *                 0%
  15161 Straton Major Court
  Centreville, Virginia 20122

  Jesse L. Thomas                 2,000             *                 0%
  9252 NW 9th Court
  Plantation, Flroida 33324

  Richard Z. Hricak               8,000             *                 0%
  10303 Lloyd Road
  Potomac, Maryland 20854

  Mary C. Cardisco                2,000             *                 0%
  429 Hutchinson Terrace
  Holmes, Pennsylvania 19043

  Michael Manzo                   2,400             *                 0%
  15202 Glenmoor Drive
  West Palm Beach, Florida 33409

  Gary Meglino                    4,000             *                 0%
  124 North Ridge Street
  Rye Brook, New York 10573

  Carlo Schiattraella             16,000            *                 0%
  9328 Waltham Wood Road
  Baltimore, Maryland 21234

  Ronald Schoff                    2,000             *                0%
  101 Concord Drive
  Michigan City, Indiana 46369

  Daniel P. Maloney               20,000             *                0%
  1027 Washington Avenue
  Pelham Manor, New York 10803

  Donald S. Haltli                16,000            *                 0%
  52 Meadowbrook Drive
  Stuart Draft, Virginia 24477

  Michael Master                  4,000             *                 0%
  44 Waters Edge
  Rye, New York 10580

  Christopher S. Duff             8,800             *                  0%
  255 4th Avenue, #2
  Kirkland, Washington 98033

  Carolyn W. Christy                400             *                  0%
  6 Glover Drive
  Boothwyn, Pennsylvania 19061

  Albert Cipolloni Jr.            1,000             *                   0%
  719 Highland Avenue
  Morton, Pennsylvania 19070

  George J. Cipolloni Jr.         1,000             *                  0%
  415 A Highland Avenue
  Morton, Pennsylvania 19070

  Joseph J. De Simone             8,800             *                  0%
  15 Gallant Fox Drive
  Media, Pennsylvania 19063

  Frederick W. Ryder Jr.          2,000             *                  0%
  101 Tyler Avenue
  Woodlyn, Pennsylvania 19094

  Brenda L. Evans                 2,000             *                  0%
  2495 Wickersham Lane
  Aston, Pennsylvania 19014

  Joseph A. Cipolloni              2,000            *                  0%
  719 Highland Avenue
  Morton, Pennsylvania 19070

  Doug Mollo                       2,000            *                  0%
  1401 Village Boulevard #937
  West Palm Beach, Florida 33409

  Rebecca Jones                      800            *                  0%
  9 Dunlap Road
  Elma, Washington 98541

  P.R. Matthews                     4,000            *                 0%
  3204 Ruby Drive
  Wilmington, Delaware 19810

  Patricia A. Yarusso              4,000             *                 0%
  1727 Village Boulevard #112
  West Palm Beach, Florida 33409

  William F. Nyce                  2,000             *                 0%
  3803 Kattlelinn Avenue
  Wilmington, Delaware 19808

  Blanche A. Elbourne              2,400             *                 0%
  280 Bridgewater Road #C-6
  Brookhaven, Pennsylvania 19015

  Benny Chetcuti, Jr.              4,000             *                  0%
  1045 Crystal Court
  Walnut Creek, California  94598

  Mark S. Monchek                  4,000             *                 0%
  3671 Hudson Manor Terrace
  New York, New York

  John Young                         500             *                 0%
  14 Ruby Drive
  Claymont, Delaware  19703

  Keith F. Anderson                 4,000            *                 0%
  457 South Ithan Avenue
  Rosemont, Pennsylvania  19010-1226

  Michael Gerace                   12,000            *                 0%
  3 Barleycorn Drive
  Broomall, Pennsylvania  19008

  David L. Chua                     8,000             *                0%
  845 Babb Circle
  Wayne, Pennsylvania  19087-2131

  Edward L. Cole, Jr.               3,520             *                0%
  2495 Wickersham Lane
  Aston, Pennsylvania  19014

  Anthony W. Carapella, Jr.        16,000             *                 0%
  346 Deer Drive
  Langhorne, Pennsylvania  19047

  David O. Moore                    4,000             *                0%
  1603 Davidson Road
  High Point, North Carolina  27262

  Mary L. Catona                   10,000             *                0%
  216 Absey Lane
  Swedesboro, New Jersey  08085

  Susan V. Daywitt                 10,000             *                0%
  1551 Walton road
  Blue Bell, Pennsylvania 19422

  Judyann S. Gillespie              5,040             *                0%
  296-6 Echelon Road
  Voorhees, New Jersey  08043

  Marie T. Carey                    2,000             *                0%
  417 Brighton Terrace
  Holmes, Pennsylvania  19043

  Elva M. Bernard                   2,000             *                0%
  1635 Ward Street
  Linwood, Pennsylvania  19061-4240

  Joseph Gillen                      4,000             *               0%
  Mildred Gillen
  216 Meadowcroft Lane
  Media, Pennsylvania  19063

  Dale H. Wyeth                      4,000             *               0%
  Helen Wyeth
  145 Wildwood Avenue
  Landsdowne, Pennsylvania  19050

  Norman A. Leopold                  2,000             *               0%
  233 Canterburg Drive
  Wallingford, Pennsylvania  19086

  John Geuting                       8,000             *               0%
  4005 Byron Road
  Wilmington, Delaware 19802

  Mary Green                         4,000             *               0%
  323 Fourth Avenue
  Frankfort, New York  13340

  Jack Kouzi                        18,480             *                0%
  221 Springhouse Lane
  Merion, Pennsylvania  19066

  Kevin McCullian                   80,000            1%                0%
  1028 Morgan Avenue
  Drexel Hill, Pennsylvania  19026

  Jon Stone                          8,000            *                 0%
  701 Penn. Avenue
  Ft. Washington, Pennsylvania  19034

  Bruce Ostrow                         400             *                 0%
  27 Upland Road
  Parkside, Pennsylvania  19015

  William F. Burrows                 4,000             *                 0%
  553 Larkspur Street
  Philadelphia, Pennsylvania  19116

  Anthony Manginelli                 8,000             *                 0%
  Gail Nicdermaier
  356 North Mount Vernon Circle
  Bensalen, Pennsylvania  19020

  James Gillespie, Sr.               6,800             *                 0%
  108 Stone Road
  Laurel Springs, New Jersey  08021

  Thomas E. McCullian                4,000             *                 0%
  Margaret A. McCullian
  1028 Morgan Avenue
  Drexel Hill, Pennsylvania  19026

  Susan Carey                        8,000             *                 0%
  417 Brighton Terrace
  Holmes, Pennsylvania  19043

  Thomas W. McCullian               80,000             1%                0%
  Maureen McCullian
  33 High Street
  Sharon Hill, Pennsylvania  19079

  Charles J. Baldwin                14,400             *                 0%
  Kathy A. Baldwin
   1179 Hilltop Lane
  Coatesville, Pennsylvania  19320

  Or Shachar                         4,800             *                 0%
  205 Ehenezer Avenue
  Bala Cynwyd, Pennsylvania  19004

  Daniel O. Black                    2,000             *                 0%
  419 Perron Boulevard
  Maria, Quebec, Canada  GOCIYO

  James J. Gennello                 40,000             *                 0%
  Barbara W. Gennello
  201 Cleveland Avenue
  Palmyra, New Jersey  08065

  Eugene Geyer                      24,000             *                 0%
  Linda Larkin Geyer
  501 Walnut Ridge Est.
  Sanatoga, Pennsylvania  19564

  Ted Fanelli                        2,800             *                 0%
  545 Nicole Drive
  Southampton, Pennsylvania  18966

  Albert Cipolloni                   2,000             *                 0%
  Jeanette Cipolloni
  421 Hutchinson Terrace
  Holmes, Pennsylvania  19043

  Rosemary Gennello                  2,000             *                 0%
  1410 Beverly Road
  Burlington, New Jersey  08016

  Michael Gerace                    68,024             *                 0%
  Roseann Gerace
  3 Barleycorn Drive
  Broomall, Pennsylvania  18008

  Susan McGovern                     2,000             *                 0%
  11925 Alberta Drive
  Philadelphia, Pennsylvania  19154

  Joseph F. Trusi                    2,000             *                 0%
  Donna L. Trusi
  1423 Carrol Brown Way
  West Chester, Pennsylvania  19382

  Kevin P. Cooney                    2,000             *                 0%
  2932  Passmore Street
  Philadelphia, Pennsylvania  19149

  Timothy E. Hammond                   400             *                 0%
  128 Ronway Drive
  Avondale, Pennsylvania  19311

  James Gillespie, Jr.               4,600             *                 0%
  Michael Gillespie
  Martins Gillespie
  108 Stone Road
  Laurel Springs, New Jersey  08021

  Edward L. Cole III                   80              *                 0%
  2008 S. Mebane Street, Apt. 733-F
  Burlington, North Carolina  27215

  Linda Evans                          80              *                 0%
  915 Rose Avenue
  Morton, Pennsylvania  19070

  Manoj Khandelwal                  4,000              *                 0%
  362 Sprague Road
  Penn Valley, Pennsylvania  19072

  Susan M. Natalie                  2,000              *                  0%
  863 Mckendimen Road
  Shamong, New Jersey  08088

  Alexander J. Simkiw               4,000              *                 0%
  119 Flowers Avenue
  Langhorne, Pennsylvania  19047

  Patrick McCoy                     4,000              *                 0%
  131 East Marshall Street
  West Chester, Pennsylvania  19380

  John Steven Cigler                4,000              *                 0%
  131 East Marshall Street
  West Chester, Pennsylvania  19380

  Basant K. Khandelwal              4,000              *                 0%
  300 Braeburn Glen court
  Millersville, Maryland  21108

  Robert Olsen                        400              *                 0%
  1000 East O. Mg. Road, Apt. E-78
  Prospect Park, Pennsylvania  15086

  Corbin C. Mendenhall, Jr.         2,000              *                0%
  300 Ramsay Road
  Coatesville, Pennsylvania  19320

  Steven J. Vitalo                  2,400              *                 0%
  111 Main Street
  Blandon, Pennsylvania  19510

  Frank L. D'Elia                   4,000              *                 0%
  Deborah Love D'Elia
  6 Spring Lane
  Cludds Ford, Pennsylvania  14317

  Joanne T. Burke                   18,000             *                 0%
  3068 Mercer
  Philadelphia, Pennsylvania  19134

  Philip Bonner                      3,000             *                 0%
  6701 Chester Avenue
  Philadelphia, Pennsylvania  19142

  Lachman Dass Gupta                2,000              *                 0%
  29 Emerson Drive
  Dover, Delaware  19901

  Jerome A. Wenger                  8,000              *                 0%
  1604 Butter Lane
  Reading, Pennsylvania  19606

  Gerald and Sandra J. Eichhorn    40,000              *                 0%
  1000 Garfield Avenue
  Palmyra, New Jersey 08065

  William P. Dougherty              2,000              *                 0%
  26 North Linden Avenue
  Aldan, Pennsylvania 19018

  Pierce Mill Associates,
      Inc.(4)                     250,000              3%                0%
  1504 R Street, N.W.
  Washington, D.C. 20009


  (1) With the exception of Pierce Mill Associates, Inc., all the listed securityholders hold shares of Convertible Preferred Stock convertible commencing at the Effective Date hereof at a ratio of eight shares of Common Stock for each share of Convertible Preferred Stock.

  (2) 6,058,000 shares issued and outstanding prior to the Offering.

  (3) 8,308,000 shares issued and outstanding after the Offering assuming no conversion of any shares of the Convertible Preferred Stock or exercise of any Warrants except the Warrant held by Pierce Mill Associates, and 9,558,164 shares outstanding upon conversion of the Convertible Preferred stock.

  (4)   Represents shares underlying the Common Stock Purchase
        Warrant held by the named securityholder.  James M.
        Cassidy, a principal of the law firm which prepared the Registration Statement of which this Prospectus is a part, is the director and sole shareholder of Pierce Mill
        Associates, Inc.

        In the event the Selling Securityholders receive payment for the sale of their securities, the Company will not receive any of the proceeds of such sales. The Company is bearing all expenses in connection with the registration of the securities of the Selling Securityholders offered herein.

        The Shares owned by the Selling Securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the Shares offered under Rule 415, the Company has given certain undertakings in Part II of the Registration Statement of which this Prospectus is a part which, in general, commit the Company to keep this Prospectus current during any period in which offers or sales are made pursuant to Rule 415.


                       DESCRIPTION OF SECURITIES

        The Company has authorized capital of 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock. As of the date hereof, the Company has 6,058,000 shares of Common Stock issued and outstanding and 156,270.5 shares of Convertible Preferred Stock outstanding.

  UNITS

        The Company is offering an aggregate of 2,000,000 Units for sale at $2.00 per Unit. Each Unit consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Warrants including in the Units are immediately transferable separately after the Effective Date hereof.

  11.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK

         The Company has designated 1,000,000 shares and issued
  156,270.50 shares of its preferred stock as 11.25% Cumulative
  Convertible Preferred Stock, convertible into 1,250,164 shares of Common Stock

        The Convertible Preferred Stock is convertible, at the option of the holder, for a period of 24 months beginning on the Effective Date hereof into shares of Common Stock of the Company at a conversion ratio of eight (8) shares of Common Stock for each share of Convertible Preferred Stock. Upon the expiration of the 24 month conversion period, the remaining Convertible Preferred Stock will be automatically converted into shares of Common Stock under the foregoing terms. The Convertible Preferred Stock is not redeemable by the Company. The holders of the Convertible Preferred Stock have no voting rights.

        Holders of the Convertible Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, out of the funds of the Company legally available therefor, cash dividends at the rate of 11.25% per annum, payable semi-annually on June 30 and December 31 of each year, commencing on the first of such dates to occur after the issue date, unless any such date is a Saturday, Sunday or federal legal holiday. Cash dividends will be paid by the Company for the two year life of the Convertible Preferred Stock. Dividends will be cumulative from the date of first issuance of the Convertible Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. Dividends not paid on the such dates hereof will accrue and be payable, if not prior, at the time of conversion of such stock.

        The Convertible Preferred Stock will be junior as to dividends to any series or class of the Company's stock hereafter issued that ranks senior as to dividends to the Convertible Preferred Stock ("senior dividend stock"), and if at any time the Company has failed to pay or declare and set apart for payment accrued and unpaid dividends on any senior dividend stock, the Company may not pay any dividend on the Convertible Preferred Stock. The Convertible Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Convertible Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to dividends and as to liquidation rights to the Convertible Preferred Stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Company of, any junior dividend stock unless all accrued and unpaid dividends on the Convertible Preferred Stock have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of the Company's stock having parity with the Convertible Preferred Stock as to dividends ("parity dividend stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Convertible Preferred Stock and may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Convertible Preferred Stock or any parity dividend stock, all dividends declared on the Convertible Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Convertible Preferred Stock and such parity dividend bear to each other.

        The amount of dividends payable per share of Convertible Preferred Stock for each semi-annual dividend period will be computed by dividing the dividend amount by two. The amount of dividends payable for the initial dividend period and for any period shorter than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months.
   No interest will be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears.

        In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Convertible Preferred Stock are entitled to receive the liquidation preference of $ 10 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common
  Stock or any other series or class of the Company's stock hereafter issued that ranks Junior as to liquidation rights to the Convertible Preferred Stock, but holders of the shares of the Convertible Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Convertible Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Convertible Preferred Stock and all series or classes of the Company's stock hereafter issued that rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratable, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.
  Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

        No payment or adjustment shall be made upon any conversion of any share of Convertible Preferred Stock on account of any dividends on the shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion, and the holder will lose any right to payment of dividends on the shares surrendered for conversion. No fractional shares of common stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based upon the reported last sales price for the shares of Common Stock on the date of conversion.

        The conversion rate will be subject to adjustment in certain events, including: the issuance of stock as a dividend on the common stock; subdivisions or combinations of the common stock; the issuance to all holders of common stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase common stock at a less than current market price (as defined); or the distribution to all holders of common stock of evidences of indebtedness of the Company, cash (excluding ordinary cash dividends paid out of the Company's retained earnings), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above). No adjustment of the conversion rate will be required to be made until cumulative adjustments amount to one percent or more of the conversion rate as last adjusted; however, any adjustment not made is carried forward.

        The Company from time to time may reduce the conversion rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such change. The Company may, at its option, make such increases in the conversion rate, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

         In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of any person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then provision shall be made such that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter; during the period such share of Convertible Preferred Stock shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

  COMMON STOCK

        The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.001 par value, of which, as of the date hereof, 6,058,000 are issued and outstanding. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions.
  All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and nonassessable.

        The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

  NONCUMULATIVE VOTING

        Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of Common Stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

  ADDITIONAL INFORMATION DESCRIBING STOCK

        The above descriptions concerning the stock of the Company do not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-Laws which are included as exhibits to the Registration Statement of which this Prospectus is a part and which are available for inspection at the Company's offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

  WARRANTS

        The following is a summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the Warrant Agreement filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Company has issued 2,000,000 Warrants contained in the Units offered hereby. The Warrants contained in the Units may be separately transferred immediately upon the Effective Date hereof.

        Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment from time to time, for a period of 24-months commencing on the Effective Date provided that at such time a current prospectus relating to the underlying Common Stock is in effect and the underlying Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The exercise price and maturity date of the Warrants are subject to adjustment at the discretion of the Company.

        The Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus at a price of $.001 per Warrant on 30 days' written notice if the average closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $4.00 per share (subject to adjustment).


  ADMISSION TO QUOTATION TO NASDAQ SMALLCAP MARKET AND NASD OTC
  BULLETIN BOARD

        There is currently no established public trading market for the Securities and the Company does not have a market maker for its securities. The Company anticipates that its securities will be listed in the daily quotation sheets of the National Quotation Bureau, Inc. (the "Pink Sheets") until, if ever, the Company is able to locate a market maker and to meet the other listing requirements. A market maker sponsoring a company's securities is required for listing of securities on any of the public trading markets. The Company does not currently have a market maker to sponsor its securities for listing. If the Company is able to obtain a market maker for its securities, the Company intends to apply for admission to the NASD OTC Bulletin Board for the listing of the Securities. It is possible that the Company will not be able to locate a market maker that will agree to sponsor the Company's securities and the Company's securities will continue to be traded on the Pink Sheets. Even if the Company does locate a market maker, there is no assurance that its securities will be able to meet the requirements for such quotation or that the securities will be accepted for listing on the NASD OTC Bulletin Board.

        When possible, the Company intends to apply for listing of the Shares on the NASD OTC Bulletin Board, but there can be no assurance that the Company will be able to obtain such listing. The over-the-counter market ("OTC") differs from national and regional stock exchanges in that it (1) is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing.

        At such time that it is qualified to do so, the Company plans to apply for admission to quotation on the Nasdaq SmallCap Market. To qualify for listing on the NASD SmallCap Market, an equity security must, in relevant summary, (1) be registered under the Securities Exchange Act of 1934; (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid; (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year than market capitalization must be at least $50,000,000); (4) have a public float of at least 1,000,000 shares with a value of at least $5,000,000; (5) have minimum a bid price of $4.00 per share; and
  (6) have at least 300 beneficial shareholders. There is no assurance that the Company will ever meet the requirements of the NASD SmallCap Market.

  TRADING OF SHARES

     There are no outstanding options, warrants to purchase, or securities convertible into, the shares of the Company. The Company has not agreed with any shareholders, to register their shares for sale, other than for this registration. The Company does not have any other public offerings in process or proposed.

  TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the preferred stock, common stock and warrants of the Company is American Securities
  Transfer, Inc., 1925 Lawrence Street, Suite 444, Denver,
  Colorado 80202.

  REPORTS TO SHAREHOLDERS

     The Company will furnish to holders of the Shares annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. The Company may issue other unaudited interim reports to its shareholders as it deems appropriate.


                          PLAN OF DISTRIBUTION

  ARBITRARY DETERMINATION OF OFFERING PRICE

     The offering price of the Units has been determined arbitrarily by the Company. Among the factors considered were the Company's potential operations, current financial conditions and financial requirements of the Company, estimates of the business potential and prospects of the Company, the perceived market demand for such services, the economics of the industry in general, the general condition of the equities market, and other factors.

  LIMITED STATE REGISTRATION

     The Company may qualify or register the sales of the Units in a limited number of states. The Company will not accept subscriptions from investors resident in other states.

  SALE OF THE UNITS

     The Company is attempting to locate an underwriter for the sale of the Units. As of the date hereof, the Company has not located any such underwriter and there can be no assurance that the Company will be able to locate an underwriter to do so. In such event, the Units will be offered on a "best efforts" basis through the Company's officers and directors. No sales commission will be paid to any officer or director of the Company. The Company will reimburse its officers and directors for expenses incurred in connection with the offer and sale of the Securities. The officers and director of the Company are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the Units. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must (1) not be subject to a statutory disqualification; (2) not be compensated in connection with such selling participation by payment of commissions or other remuneration based either directly or indirectly on such transactions; and (3) not be an associated person with a broker or dealer; and (4) (i) restrict participation to transactions involving offers and sale of the securities, and (ii) perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and has not been associated with a broker or dealer for the preceding 12 months, and does not participate in selling an offering of securities for any issuer more than once every 12 months, and
  (iii) restrict participation to written communications or responses to inquiries of potential purchasers. The officers and directors of the Company intend to comply with the guidelines enumerated in Rule 3a4-1.

  COMPANY USE OF A BROKER-DEALER

     The Company may locate a broker-dealer who may offer and sell the Units on terms acceptable to the Company. If the Company determines to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the Units. The Company anticipates that it would not pay in excess of 10% as a sales commission for any sales of the Units. If a broker-dealer were to sell the Units, it is likely that such broker-dealer would be deemed to be an underwriter of the securities as defined in Section 2(11) of the Securities Act and the Company would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between the Company and such potential broker-dealer. In addition, the Company would be required to file a post-effective amendment to the registration statement of which this Prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms.

     In order to comply with the applicable securities laws, if any, of certain states, the Securities will be offered or sold in such states through registered or licensed brokers or dealers in those states.

  SALE OF THE SELLING SECURITYHOLDER SECURITIES

     The Company will not receive the proceeds of any sale of securities by the Selling Securityholders pursuant to this Prospectus. The Selling Securityholder Securities may be sold to purchasers from time to time directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may from time to time offer their securities for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents. Any underwriters, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the 1933 Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

     At the time a particular offer is made by or on the behalf of the Selling Securityholders, a Prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of Common Stock and other securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Securities purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders, any discounts, commissions or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

     The securities sold by the Selling Securityholders may be sold from time to time in one or more transactions: (i) at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and any underwriters.

     In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which the Company has complied.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder in connection with transactions in the securities during the effectiveness of the Registration Statement of which this Prospectus is a part.

     The Company will pay all of the expenses incident to the registration of the securities of the Selling Securityholders (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

                            LEGAL MATTERS

  LEGAL PROCEEDINGS

     The Company is not a party to any litigation and management has no knowledge of any threatened or pending litigation against the Company.

  LEGAL OPINION

     Cassidy & Associates, Washington, D.C. has given its opinion as attorneys-at-law that the Securities, when sold pursuant to the terms hereof and pursuant to a valid and current prospectus in which those securities are registered, will be fully paid and non-assessable. Pierce Mill Associates, Inc., a Delaware company owned and controlled by James M. Cassidy, a principal of Cassidy & Associates, is a shareholder and Selling Securityholder of the Company. Pierce Mill Associates, Inc. is not affiliated with the Company and has had no relationship with the Company or any affiliate for the past three years other than as disclosed herein. James Cassidy, a principal of Cassidy & Associates, is the beneficial owner of the shares of Common Stock and warrants to purchase Common Stock owned by Pierce Mill Associates, Inc.


                                EXPERTS

     The financial statements in this Prospectus have been included in reliance upon the report of McBride, Shopa and Company, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                         AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information contained in the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement contained in this Prospectus with respect to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for its complete terms and conditions.

     The Company will be subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. 60661-2511. Such material can also be inspected at the New York, Boston, Midwest, Pacific and Philadelphia Stock Exchanges.
   Copies can be obtained from the Commission by mail at prescribed rates. Request should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required by law.







                             HDN, INC.
                   (A DEVELOPMENT STAGE COMPANY)

                        FINANCIAL STATEMENTS

                         DECEMBER 31, 1997
                             (AUDITED)

                           MARCH 31, 1998
                            (UNAUDITED)

                             HDN, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                        FINANCIAL STATEMENTS





                               INDEX


                                                              Page

  AUDITORS' REPORT                                             1

  FINANCIAL STATEMENTs

    Balance Sheet                                            2-3

    Statement of Operations                                    4

    Statement of Stockholders' Equity                          5

    Statement of Cash Flows                                  6-7

    Notes to Financial Statements                           8-28


                            McBride Shopa & Company, P.A.
                                270 Presidential Drive
                              Wilmington, Delaware 19807


                    Independent Auditors' Report

         To the Board of Directors and Stockholders
         HDN, Inc.
         Wilmington, Delaware

         We have audited the accompanying balance sheet of HDN, Inc. (a development stage company) as of December 31, 1997 and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 and for the period from inception (December 16, 1996) to December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HDN, Inc. (a development stage company), as of December 31, 1997 and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from inception (December 16, 1996) to December 31, 1997.



         Wilmington, Delaware
         May 14, 1998, except for Note 10, as to which the date is June 25, 1998

                             HDN, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                           BALANCE SHEETS

                               ASSETS



                                                                  (Unaudited)
                                               December 31,        March 31,
                                                   1997              1998

  CURRENT ASSETS
    Cash                                       $  69,979          $  29,453
    Accounts receivable                            5,790              5,790
    Prepaid expenses                               68,949            58,648
    Employee advances                               2,000             1,850
 TOTAL CURRENT ASSETS                             146,718            95,741
 INVESTMENT (Note 9)                                  -                -
 PROPERTY AND EQUIPMENT, at cost
    Computer equipment                            116,928           116,985
    Furniture and fixtures                         38,199            38,199
    Leasehold improvements                          7,986             7,986
                                                  163,113           163,170
    Less:  Accumulated depreciation
             and amortization                     (11,733)          (20,533)
                                                  151,380           142,637

  INTANGIBLE ASSETS
   Trademark and copyright license
      agreement, less accumulated
      amortization of $5,000 at
      December 31, 1997 and $8,750
      at March 31, 1998                           145,000            141,250
  DEFERRED OFFERING COSTS                          87,199             79,014

  OTHER ASSETS    Security deposits                 6,000              6,000

  TOTAL ASSETS                                 $  536,297        $   464,642


             See accompanying notes to financial statements



                           HDN, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                           BALANCE SHEETS

                            LIABILITIES

                                                                  (Unaudited)
                                               December 31,       March 31,
                                                      1997            1998

  CURRENT LIABILITIES
    Accounts payable, trade                     $   61,187       $   83,926
    Accounts payable, related party                100,000          105,000
    Accrued expenses                                   439              652

      TOTAL CURRENT LIABILITIES                    161,626          189,578

  COMMITMENTS AND CONTINGENCIES (Note 9)                -              -


                           STOCKHOLDERS' EQUITY

  COMMON STOCK, restricted $.001 par value,
    20,000,000 shares authorized, 7,808,000
    shares issued and outstanding                    7,808            7,808

  PREFERRED STOCK, 11.25% cumulative
    convertible, $.001 par value,
    1,000,000 shares authorized;
    issued and outstanding, 139,145.5
    shares at December 31, 1997 and
    155,515.5 shares at March 31, 1998.
    Liquidation preference of $10
    per share plus accumulated dividends                139             155

  ADDITIONAL PAID-IN CAPITAL                          1,257,399   1,412,898
                                                      1,265,346   1,420,861
  DEFICIT ACCUMULATED DURING THE
    DEVELOPMENT STAGE                                  (890,675)  (1,145,797)

  TOTAL STOCKHOLDERS' EQUITY                            374,671     275,064

  TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                           $  536,297    $ 464,642


            See accompanying notes to financial statements.


                           HDN, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                      STATEMENTS OF OPERATIONS
                                                          (Unaudited)
                                                     _______________________
                                       December 16,               December 16,
                                            1996                       1996
                                        (inception)  Three months  (inception)
                           Year Ended         to         ended          to
                          December 31,  December 31,    March 31,    March 31,
                              1997             1997        1998         1998

REVENUES                     $  8,799       $ 8,799      $   522     $  9,321

COSTS AND EXPENSES
 Production costs             323,089       323,089       50,193      373,282
 General and administrative   576,385       576,385      205,451      781,836

   TOTAL COSTS AND EXPENSES   899,474       899,474      255,644    1,155,118

NET LOSS                   $ (890,675)   $ (890,675)   $(255,122) $(1,145,797)

LOSS PER SHARE
  Basic                       $ (.10)                    $ (.03)
  Diluted                     $ (.10)                    $ (.03)


               See accompanying notes to financial statements.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      Deficit
                                                                      Accum-
                                                                      ulated
                                                            Addi-     during the
                     Common Stock        Preferred          tional    Devel-
                     $.001 Par Value     $.001 Par Value    Paid-In   opment
                     Shares    Amount    Shares    Amount   Capital   Stage

Common stock,
sharesissued
for services
  rendered        7,808,000   $ 7,808

Preferred stock,
shares issued for
cash and services
rendered net
of offering
costs of $133,917                     139,145.5    $ 139  $1,257,399

Net loss         _______       __        __         __               $(890,675)

Balance
December 31,
1997            7,808,000    7,808    139,145.5     139   1,257,399  (890,675)

Preferred stock,
shares issued
for cash, net
of offering costs
of $8,185 (unaudited)                  16,370.0      16    155,499

Net loss (unaudited)                                                (255,122)

Balance March 31,
1998
(unaudited)      7,808,000  $7,808    155,515.5   $155  $1,412,898 $(1,145,797)



                See accompanying notes to financial statements


HDN, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
                                    December 16,                 December 16,
                                    1996           Three         1996
                                    (inception)    Months        (inception)
                    Year ended      to             ended         to
                    December 31,    December 31,   March 31,     March 31,
                    1997            1997           1998          1998

 CASH FLOWS FROM
OPERATING ACTIVITIES
   Net loss          $ (890,675)     $ (890,675)   $ (255,122)   $(1,145,797)
   Adjustments
   to reconcile net
   loss to net cash
   used by operating
   activities:
     Common stock
     issued for
     services
     rendered           7,808         7,808            -               7,808
   Preferred stock
   issued for ser-
   vices rendered        4,400        4,400            -               4,400
  Depreciation and
    amortization        16,733       16,733        12,550             29,283
  (Increase) decrease in:
    Accounts
      receivable        (5,790)     (5,790)         -                (5,790)
  Prepaid expenses     (68,949)    (68,949)        10,301           (58,648)
    Increase (decrease) in:
   Accounts payable
   related party         -             -           25,000            25,000
   Accounts payable     61,187      61,187         22,739            83,926
   Accrued expenses        439         439            213               652

NET CASH USED BY
OPERATING ACTIVITIES  (874,847)     (874,847)     (184,319)      (1,059,166)

 CASH FLOWS FROM INVESTING ACTIVITIES
   Property and equipment
   acquisitions       (163,113)    (163,113)          (57)        (163,170)
   Trademark and
   copyright license
    payments           (50,000)     (50,000)      (20,000)         (70,000)
   Security deposits    (6,000)      (6,000)         -              (6,000)
   Employee advances    (2,000)      (2,000)          150           (1,850)
   Deferred offering
       costs           (87,199)     (87,199)        8,185           (79,014)

NET CASH USED BY
INVESTING ACTIVITIES  (308,312)     (308,312)      (11,722)        (320,034)


           See accompanying notes to financial statements.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                      STATEMENTS OF CASH FLOWS

                                    December 16,                   December 16,
                                    1996              Three        1996
                                    (inception)       Months       (inception)
                      Year ended    to                ended        to
                      December 31,  December 31,      March 31,    March 31,
                      1997           1997             1998         1998

CASH FLOWS FROM
FINANCING ACTIVITIES
Proceeds from
preferred stock issuance,
net of offering
costs                 1,253,138      1,253,138        155,515      1,408,653

NET CASH PROVIDED BY
FINANCING
ACTIVITIES            1,253,138       1,253,138        155,515      1,408,653

NET CHANGE IN CASH       69,979          69,979        (40,526)        29,453

CASH, Beginning of
period                    -               -             69,979           -

CASH, End of period     $69,979      $   69,979      $  29,453      $  29,453

SUPPLEMENTAL DISCLOSURES
   Noncash investing and financing activities:

    Preferred stock (3,545.5 shares) issued
    as offering
    costs            $   35,455      $   35,455       $    -        $  35,455

   Trademark and copyright
    license financed
     by a related
     party           $  100,000      $  100,000       $     -     $   100,000


            See accompanying notes to financial statements.


                             HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


 NOTE  1  THE COMPANY

          Nature of the Business

                                                    HDN, Inc. (the
         Company) was incorporated on December 16, 1996 in the state of Delaware to develop, own and operate a new, unique and high-technology approach to dating. By using the infomercial concept, which is ordinarily 30 to 60 minutes of paid TV programming, which integrates short video personal profiles of individual HDN members into an entertaining show that features dining, vacation, theater, movie and other dating related activities, the Company will provide a forum where individuals can be interviewed and develop a video about themselves and their interest in dating. That video will then air on the Home Dating Network infomercial. Interested viewers can then call into the Company's 800 or 900 number voice mailbox system, leaving his or her confidential information in accordance with voice mail instructions. As the interested viewer creates the voice message, he or she will be able to leave a detailed description of themselves as prescribed by the Home Dating Network and the video participant. The Company will also maintain a website which features personal profiles posted by HDN members as well as chat rooms and bulletin boards. The website will correlate dating and entertainment information to the entertainment and dating segments to be featured on the infomercial and will offer additional dating ideas and tips. In addition, the Company is in the process of developing a magazine, to be distributed to its members, to supplement the infomercial and Internet website. The magazine is designed for singles and will feature articles about dating and activities related to dating contain both national and local advertising and list certain local "In Search Of" profiles of HDN members.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         THE COMPANY (Cont'd.)
         Nature of the Business (Cont'd.)

                                               Revenue will be
         earned primarily from broadcast revenue, which is the Company's share of earnings from its 800 and 900 numbers.
         In addition, revenue will be earned from membership fees to its internet website and advertising revenue from its magazine. The Company will initially target the Philadelphia, PA television market, and will eventually expand into other major markets throughout the United States.

         The Company is in the development stage and its efforts to date have been principally devoted to organizational activities, product development, and raising capital. Planned principal operations began in September 1997, but there has been no significant revenue from them. The Company completed one infomercial which began broadcasting on a local Philadelphia, PA cable television station on October 23, 1997, and as a result has generated some broadcast revenue. Membership to the website was offered free as a promotion during 1997. Advertising revenue from the magazine is expected to be earned in 1998. As such, the accompanying financial statements should not be regarded as typical for normal operating periods. The Company anticipates that it will incur substantial additional losses during its developmental stage which is expected to end sometime during 1998 as a result of its
         initial public offering of common stock.          The
         Company's operations to date have been funded by the net proceeds of the private placement of its 11.25% cumulative convertible preferred stock.



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)

          THE COMPANY (Cont'd.)

         Proposed Initial Public Offering of Common Stock

                                             The Board of Directors
         has authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for an initial public offering of common stock. This proposed initial public offering will be for 2,000,000 units at $2.00 per unit. Each unit will consist of one share of common stock, par value $.001 per share, and one redeemable warrant, which will entitle the holder to purchase one share of common stock at $3.00 per share for a period of two years. In addition, the registration will include sufficient shares of common stock to be offered upon conversion of all of the outstanding 11.25% cumulative convertible preferred stock, (Note 7), and 250,000 shares of common stock underlying a common stock purchase warrant (Note 7).

NOTE  2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                                    This summary of
         significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statements are representations of the Company's management who are responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         Accounting Estimates

                                               The preparation of
         financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Concentration of Credit Risk

                                                    Cash balances
         are maintained at financial institutions located in Delaware, Virginia, and California. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has no uninsured bank balances at December 31, 1997 and March 31, 1998. Receivables are not expected to represent a significant credit risk.


         Cash Equivalents

                                               The Company considers
         all highly liquid debt instruments with a maturity of three months or less to be cash equivalents for the purposes of determining cash flows.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)


         Property and Equipment and Depreciation

         Property and equipment is stated at cost. Depreciation is provided over the estimated useful lives of property and equipment using the straight line method. The annual depreciation rates are based on the following range of useful lives:


               Computer equipment          3 to 5 years
               Furniture and fixtures      5 to 7 years

         Leasehold improvements are stated at cost and are being amortized using the straight line method from the date the improvement is placed in service to the lease expiration date, June 2000 (Note 9).

         Depreciation expense was $11,733 for 1997 and $8,800 for the three months ended March 31, 1998. The assets were placed in service in September 1997.


         Intangible Assets and Amortization

                          Intangible assets are stated at cost and are amortized over their estimated useful lives using the straight line method. Intangible assets and their estimated useful lives consisted of the following at

         December 31, 1997:

                   Trademark and Copyright
                   License Agreement           10 years

                                               Amortization expense
         was $5,000 for 1997 and $3,750 for the three months ended
         March 31, 1998.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)

         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         Stock-Based Compensation

            1.Transactions with other than employees.

            Transactions in which equity instruments are issued in exchange for goods or services are valued as of the measurement date at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

            2. Transactions with  employees.

                                                Transactions in
             which equity instruments are issued to employees in exchange for services will be valued at the intrinsic value of the equity instrument, in accordance with Accounting Principles Board (APB) Opinion No. 25, rather than the fair value of the equity instrument, which is considered preferable by Statement of Financial Accounting Standards (SFAS) No. 123. Intrinsic value is the amount by which the market price of an equity instrument exceeds its option price at the measurement date. In accordance with SFAS 123 the Company will disclose on a pro-forma basis what net income and earnings per share would have been if the fair value method under SFAS 123 had been used to value the cost of stock-based compensation for employees.

            The Company presently does not have any stock-based compensation plans for employees.



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         Revenue

                                               Broadcast revenue is
         recognized in the period in which the telephone call is made. Membership fees are recognized over the membership period. Advertising revenue is recognized the first time the advertisement occurs.


         Advertising Costs

                                               Production costs are
         charged to operations as incurred. Communication costs are charged to operations the first time the advertisement occurs. Advertising costs charged to operations were $9,323 for 1997 and $8,898 for the three months ended March 31, 1998.

         Income Taxes


         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. These differences relate primarily to "start-up" costs, which are expensed as incurred for financial statement purposes, but capitalized and amortized for income tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         Loss Per Share

         The Company has adopted SFAS No. 128, "Earnings per Share", which is effective for periods ending after December 15, 1997.


         Under SFAS No. 128, basic loss per share excludes dilution and is computed by dividing loss applicable to common stock (net loss after deducting preferred stock dividends) by the weighted-average number of common shares outstanding for the period.


         Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or otherwise resulted in the issuance of common stock, and is computed similarly to "fully diluted" loss per share that was reported under previous accounting standards.
         Under the new rules, computations of dilutive effects are based upon the average market price of the common stock during the reported period, while under the old rules the end of the period market price would be used if more dilutive.


         Diluted loss per share reflects the dilutive effective of the 11.25% cumulative convertible preferred stock, which is considered to be "potential common stock". The dilutive effect was calculated using the "if-converted" method. These dilutive effects were calculated as of the beginning of the period because the preferred stock has an issue or exercise price substantially below the expected IPO price (Note 1).



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         Accounting Standards Not Yet Adopted

                                                    Statement of
         Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", is effective for fiscal years beginning after December 15, 1997. SFAS-130 establishes standards for reporting and displaying comprehensive income and its components in general-purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. SFAS-130 requires companies to display comprehensive income and its components in its financial statements, and suggests several alternative formats for presentation; to classify items of comprehensive income by their nature in the financial statements; and to display the accumulated balances of other comprehensive income in stockholders' equity separately from retained earnings and additional paid-in capital. The effect of this new standard is not expected to have a material effect on the financial position and results of operations of the Company.



         NOTE  3  RELATED PARTY TRANSACTIONS

         Trademarks and Copyright License Agreement

         The Company has entered into an exclusive non-assignable and non-transferable worldwide licensing agreement with The Home Dating Network, L.L.C. ("the L.L.C."), which is wholly owned by two of the Company's shareholder/director/officers (who together own a majority of the Company's common stock), to license the copyrighted "Home Dating Network" logo and servicemarks. The Company acquired the rights and the



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         RELATED PARTY TRANSACTIONS (Cont'd.)
         Trademarks and Copyright License Agreement (Cont'd.)


         overall concept for the Home Dating Network from the L.L.C., together with existing video productions and formats, pursuant to an agreement executed between the two entities. The agreement requires the payment by the Company to the L.L.C. of a one-time licensing fee of $150,000 during 1997 and an annual royalty fee of the greater of (i) 1% of the annualized net earnings derived by the Company or (ii) $100,000 starting January 1, 1998. The agreement continues in effect until the expiration date of the last to expire of the licenses trademarks and copyrights at which time no additional royalties will be due to the L.L.C. for the use of such logo and trademarks. In the event that the Company fails to pay the licensing or royalty fees, the L.L.C. may terminate the licensing agreement upon written notice to the Company.

         As of December 31, 1997 and March 31, 1998, the Company has paid $50,000 and $70,000 respectively of the one-time licensing fee. There have been no payments made of the annual royalty fee, which is being accrued during 1998.
         The unpaid balance of the one-time licensing fee and the accrued royalty fee for 1998 are included in accounts
         payable   related party.


         Investment Banker

                                                  The Company agreed to an
         assignment of a contract dated October 23, 1996, between the L.L.C. and Hanover Mercantile Corporation ("the IB") whereby the IB was engaged to assist the Company in identifying investors for the private placements of its preferred shares and to provide public relations services for renewable two year


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


RELATED PARTY TRANSACTIONS (Cont'd.)

         Investment Banker (Cont'd.)

         periods beginning January 1, 1997. A director and a director/officer of the Company are also owner/principals of the IB.

                                                    As compensation
         for services rendered, the IB received:

           -             an initial retainer fee of $5,000,
           -             a commission of 5% of the amount of the
           preferred stock purchased by investors who were identified by the IB,

            -             $5,000 per month for public relations
              services, and
            -             reimbursement for all out-of-pocket expenses.

         Total payments to the IB as of December 31, 1997 were $271,158 which consisted of:

         $  5,000      -      Initial retainer
           37,700      -      Commissions on the sale of
                               preferred stock
           60,000      -      Public relations fees
           19,981      -      Out-of-pocket expenses
                              incurred in the sale of
                              preferred stock

           28,400      -      Director's fees
          120,077      -      Disputed amounts

         $271,158


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         RELATED PARTY TRANSACTIONS (Cont'd.)

         Investment Banker (Cont'd.)

                                                    The disputed
         amounts represent payments made by the IB to itself using Company funds in excess of the amounts allowed by the contract. The IB was able to pay itself because a director/officer of the Company, who was also an owner/principal of the IB, had single check signing authority over the bank account used to deposit the proceeds from the sale of preferred stock. See Note 10 for a further discussion of this issue.These costs are included in the financial statements as a deduction from the proceeds of preferred stock of $57,681, and as general and administrative expenses of $213,477.

                                                    The IB also owns
         2,000,000 shares of the Company's restricted common stock, which the IB received as a founder (Note 10).

         Maintenance Agreement

                                                    The Company has
         an agreement with a company controlled by a family member of the Chief Executive Officer to provide maintenance services to the Company. As of December 31, 1997 and March 31, 1998, this company was paid $9,300 and $2,100, respectively for such services.


         NOTE  4 PREPAID EXPENSES

         Prepaid expenses consisted of the following at:

                                                  December 31,  March31,
                                                      1997        1998
               Advertising communication costs      $58,550      $58,550
               Rent, paid in advance                  9,000         -
               Other                                  1,399           98
                                                    $68,949      $58,648


         NOTE  5  DEFERRED OFFERING COSTS
                                                    Deferred
         offering costs consisted of the following at:



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)

         DEFERRED OFFERING COSTS (Cont'd.)
                                                  December 31,  March31,
                                                      1997        1998
          Preferred stock, sales
             commissions paid in
             advance for stock issued
             in 1998                                $  8,185     $   -
          Common stock, costs incurred for
            the proposed initial public
            offering                                 79,014      79,014
                                                   $ 87,199     $79,014

                                               These costs will be
         charged against the gross proceeds of the offerings. If there is no offering, they will be charged against operations.


         NOTE  6  INCOME TAXES

         There is no current income tax provision because of the current income tax loss of $505,000 as of December 31, 1997, and the expected loss for 1998. These losses can be carried forward and used to offset future taxable income until 2013.

         The only temporary difference between accounting for financial statement and income tax purposes is the accounting for start-up costs of $412,250. These costs are expensed when incurred for financial statement purposes, but are capitalized when incurred and then amortized over 60 months for income tax purposes.

         The deferred tax benefit of the start-up costs and the tax operating loss carryforwards have not been recognized as assets because of the uncertainty of future taxable income.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


                  INCOME TAXES (Cont'd.)

                  The components of the tax effects of temporary differences are as follows:

                                               December 31,  March 31,
                                                   1997        1998
                                                Deferred tax assets

             Start-up costs                   $ 150,100    $ 142,100
             Net operating loss
             carryover                          197,200      304,700
                                                347,300      446,800
             Valuation allowance               (347,300)    (446,800)
             Net deferred tax asset             $    -       $    -

         NOTE  7   DESCRIPTION OF SECURITIES

         Common Stock -    Restricted

                                                    The Company has
         issued 7,808,000 shares of its common stock ("Restricted Shares") as of December 31, 1997, of which 7,800,000 have been issued to the founders of the Company. These shares have been recorded at their par value of $.001 per share. None are freely tradable without restriction or registration under the Securities Act of 1933 ("the Act"). All of the shares were issued by the Company pursuant to the "private placement" exemptions under Regulation D and/or Section 4(6) of the Act, as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549.

                                                    In general,
         under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her Restricted Shares for at least one year, would be entitled to sell in broker's transactions within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's common stock or the average weekly trading volume in the over-the-counter market in the Company's common stock during the four calendar weeks preceding such sale.

                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)


         DESCRIPTION OF SECURITIES (Cont'd.)

         Common Stock   Restricted (Cont'.d)

                                                    None of these
         shares are included in the Registration Statement for the initial public offering expected during 1998.

                                                    Existing common
         stockholders do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefore when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders.

                                                    Each holder of
         common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.


         Preferred Stock

                                               The Company issued
         its 11.25% cumulative, convertible preferred stock in two private placements at $10 per share. The maximum number of shares offered was 175,000 shares. The offering period was one continuous period that began on January 14, 1997 and ended on January 8, 1998. At December 31, 1997, the Company had $163,700 (16,370 shares) in subscribed but unissued shares. These shares were issued during the three months ended March 31, 1998 as the sales proceeds were collected. The preferred stock is convertible, at the option of the holder, for a period of 24 months,


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)



         DESCRIPTION OF SECURITIES (Cont'd.)

         Preferred Stock (Cont'd.)

                                               beginning on the
         effective date of the proposed initial public offering (Note 1), into common voting shares at a conversion ratio of eight (8) shares of common stock, or $1.25 per share, for each share of preferred stock.
                                               Upon the expiration
         of the 24 month conversion period, the remaining preferred stock will automatically be converted into common shares under the aforementioned terms. The preferred stock is not redeemable. Holders of the preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rate of 11.25% per annum, payable semi-annually on June 30 and December 31 of each year, commencing on the first of such dates to occur after the issue date.

                                               In the case of the
         voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of preferred stock are entitled to receive a liquidation preference of $10 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any other series or class of stock hereafter issued that ranks Junior as to liquidation rights to the preferred stock. After payment in full of the liquidation preference of the shares of the preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

                                                                The
         holders of the preferred stock have no voting rights.


                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)

                  DESCRIPTION OF SECURITIES (Cont'd.)

                  Common Stock Purchase Warrant


                                                                The
         Company expects to issue on the date of the initial public offering a 5 year transferable warrant to acquire up to 250,000 shares of the Company's common stock at a price of $1.00 per share. It is also expected that this warrant will be exercised in connection with the proposed initial public offering. Since the issuance of this warrant is contingent upon the initial public offering, it has not been recorded as of December 31, 1997 or as of March 31, 1998.



         NOTE  8  LOSS PER SHARE

                                                                The
         following data shows the amounts used in computing loss per share and the effect on loss and the weighted average number of shares of dilutive potential common stock at:

                                                   December 31,   March 31,
                                                          1997       1998
          Net loss                                 $ (890,675)    $ (255,122)
          Dividends on convertible preferred
            stock                                         (16)           (20)

          Loss applicable to common stock            (890,691)      (255,142
          Dividends on convertible
            preferred stock                                16             20

          Adjusted for diluted computation         $ (890,675)    $ (255,122)

          Weighted average common shares
            Outstanding                             7,803,549      7,808,000

          Dilutive effect of
            convertible preferred stock             1,113,164      1,244,124

          Adjusted for diluted computation          8,916,713      9,052,124

          Basic loss per share                     $     (.10)    $     (.03)

          Diluted loss per share                   $     (.10)    $     (.03)



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)



         LOSS PER SHARE (Cont'd.)

         The dilutive effect of the weighted average common shares outstanding was used in computing both basic and diluted loss per share because the preferred stock has an issue or exercise price substantially below the expected IPO price.



         NOTE  9  COMMITMENTS AND CONTINGENCIES

         Lease

         Office facilities are leased under a non-cancelable operating lease which expires in June 2000. The lease requires monthly rental payments of $3,000 for the first year with a provision for annual increases in subsequent years of five percent or the increase in the consumer price index, whichever is greater, but not to exceed twelve percent. The Company has an option of renewing the lease for an additional three year term.

                                                    The approximate
         minimum future rental payments under this operating lease, as of March 31, 1998 are as follows:

             Year Ending December 31,

                    1998                     $27,900
                    1999                     $38,745
                    2000                     $19,845

                                             Rental expense incurred
         under the terms of the lease was $18,600 during 1997, and $9,000 for the three months ended March 31, 1998.



                              HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)



         COMMITMENTS AND CONTINGENCIES(Cont'd.)

         Employment Contract

                                             The Company has entered
         into an employment contract with its Chief Operating Officer ("COO") for the period from July 1, 1997 to June 30, 1999. Pursuant to the terms of the contract, the COO will be compensated $92,500 for the first year, and $125,000 for the second year plus expenses. The terms of a bonus arrangement have not yet been finalized.


        Trademark and Copyright  License Agreement

                                             The Company is
         obligated for a royalty fee of the greater of (i) 1% of the annualized net earnings of the Company, or (ii)
         $100,000 until June 2007.

         Law Firm Agreement

                                                                On
         September 19, 1997, the Company engaged a law firm to advise and assist it in connection with its proposed initial public offering (Note 1). In return for services rendered by the law firm, the Company agreed to:



                 1.  purchase, for $100,000, 20,000 shares of common
                  stock of a privately-held company controlled by the law firm, and

                 2. issue, on the effective date of the registration
                  statement, a 5-year transferable warrant to acquire up to 250,000 shares of the Company's common stock at $1.00 per share.


                               HDN, INC.
                    (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997

        (information relating to March 31, 1998 is unaudited)



         COMMITMENTS AND CONTINGENCIES(Cont'd.)




             Law Firm Agreement (Cont'd.)



             As of December 31, 1997, 10,000 shares of the common stock of the privately-held company controlled by the law firm have been issued to the Company. These shares have not been recorded as an asset because the Company believes they have no value. The law firm has billed the Company $75,000 for services rendered through December 31, 1997. This amount has been recorded as deferred offering costs as of December 31, 1997 (Note 5).



             The value of the common stock purchase warrant will be recorded as offering costs when it is issued, which will be the effective date of the initial public offering.



         Contingency


             An occurrence of noncompliance with the conditions in the private placement memorandum occurred during 1997. A director of HDN received compensation for the placement of securities. The ultimate effect of the violation of this condition cannot be determined at this time.









                                  HDN, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

            (information relating to March 31, 1998 is unaudited)


NOTE  10 SUBSEQUENT EVENT



    On May 5, 1998, the Company terminated its contract with the IB (Note 3) for breach of contract. Concurrent with the termination, the IB was notified that the 2,000,000 shares of common stock held by them would be changed to restricted status effective as of the date of issuance (November 28, 1997).

   At a subsequent meeting on June 25, 1998, the Company and the IB agreed that the 2,000,000 shares of restricted common stock held by the IB would be canceled and would be replaced by 250,000 shares of restricted common.



  No dealer, salesman or any other person has    =========================
been authorized to give any information or to
make any representations other than those
contained in this prospectus, and, if given
or  made,  such  information  or
representations may not be relied on as
having been authorized by the Company or by
any of the Underwriters.  Neither the
delivery of this Prospectus nor any sale
made hereunder  shall under any                        H D N, INC.
circumstances create an implication that
there has been no change in the affairs of
the Company since the date hereof.  This
Prospectus does not constitute an offer to        2,000,000 Units, 2,000,000
sell, or solicitation of any offer to buy, by     Shares of Common
any person in any jurisdiction in which it is     Stock and 2,000,000
unlawful for any such  person to make such        Redeemable Warrants
offer or solicitation.  Neither the delivery      contained in the Units
of this Prospectus nor any offer,                 and 2,000,000 Shares of
solicitation or sale made hereunder, shall        Common Stock underlying
under any circumstances create any                such Warrants
implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

------------------------

TABLE OF CONTENTS
 Page

Prospectus Summary
The Company
Risk Factors
Distribution
Business                                                      ----------
Use of Proceeds                                               PROSPECTUS
Dilution                                                      ----------
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations
Management
Conflicts of Interest
Principal Stockholders
Description of Capital Stock
Legal Proceedings
Legal Matters                                            August ____, 1998
Experts
Index to Financial Statements

     Until 90 days all dealers effecting
transactions in the registered securities,            =======================
whether or not participating in this
distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when Acting as underwriters and with respect to their unsold allotments or subscription.


                                               PART II

                      INFORMATION NOT REQUIRED IN THE PROSPECTUS

            ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                          The following table sets forth the expenses in
            connection with this
            Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

               Filing Fee - Securities and Exchange Commission   $   8,100
               Fees and Expenses of Accountants                     20,000
               Fees and Expenses of Counsel                        100,000
               Blue Sky Fees and Expenses                            1,000
               Printing and Engraving Expenses                         500
               Miscellaneous Expenses                                  500

                  Total                                        $130,000   (2)




            ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Company is incorporated in Delaware.  Under Section
            145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

                  The General Corporation Law of the State of Delaware
            provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which
            the director derived an improper personal benefit.   The
            Company's Certificate of Incorporation contains such a provision.


            ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

                  As listed below, the Company issued shares of its Common
            Stock par value $.001 per share to the following individuals or entities for the consideration as listed in cash. The sales were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

            Date        Name         Shares      Consideration

                  On January 1, 1997, the Company issued shares of its
            Common Stock to eight persons, including the officers and directors of the Company, in a private placement transaction for aggregate consideration of $6,058, its par value.

            1/1/97       Norma Veach          2,650,000       $ 2,650
            1/1/97       Donald Mattei        2,650,000         2,650
            1/1/97 (1)   Hanover Mercantile
                        Corporation             250,000           250
            1/1/97       Jitendra R. Shah       100,000           100
            1/1/97       John Geuting           100,000           100
            1/1/97       Dallas Winslow         100,000           100
            1/1/97       Darleen Hansen         100,000           100
            1/1/97       Robert Veach           100,000           100
            12/10/97     Charles Esham &
                         Bruce Sokoloff           2,000             2
            12/10/97     Michael London           5,000             5
            12/10/97     Kim Hall                 1,000             1

            Sales of Preferred Shares made pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended:

            5/1/97       Marshall G. Long          500     $ 5,000
            5/1/97       Ronald E. Yun             250       2,500
            5/1/97       Donald A. Bratton       1,000      10,000
            5/1/97       Jerry L. Long             250       2,500
            5/1/97       Albert F. Anft III      1,000      10,000
            5/1/97       John DiLemme            4,000      40,000
            5/1/97       Ronald D. Maloney       6,250      62,500
            5/1/97       Robert J. Maloney       4,000      40,000
            5/1/97       Pete C. Moncheck        3,750      37,500
            5/1/97       Marc D'Anna            40,000     400,000
            5/1/97       Gary A. Owings            250       2,500
            5/1/97       C. John Thomson           500       5,000
            6/12/97      Darrel Seahorn            500       5,000
            6/12/97      Morgan H. Waldron Jr.   2,500      25,000
            6/12/97      Peggy E. Brady            500       5,000
            6/12/97      Chester E. Sajewski Jr.   350       3,500
            6/12/97      G. Steve Waldron        1,000      10,000
            6/12/97      Jesse L. Thomas           250       2,500
            6/12/97      Richard Z. Hricak       1,000      10,000
            6/12/97      Mary C. Cardisco          250       2,500
            6/25/97      Michael Manzo             300       3,000
            6/25/97      Gary Meglino              500       5,000
            6/25/97      Carlo Schiattraella     2,000      20,000
            6/25/97      Ronald Schoff             250       2,500
            6/25/97      Daniel P. Maloney       2,500      25,000
            6/25/97      Donald S. Haltli        2,000      20,000
            8/14/97      Michael Master            500       5,000
            8/14/97      Christopher S. Duff     1,100      11,000
            8/14/97      Carolyn W. Christy         50         500
            8/14/97      Albert Cipolloni Jr.      125       1,250
            8/14/97      George J. Cipolloni Jr.   125       1,250
            8/14/97      Joseph J. De Simone     1,100      11,000
            8/14/97      Frederick W. Ryder Jr.    250       2,500
            8/14/97      Brenda L. Evans           250       2,500
            8/12/97      Joseph A. Cipolloni       250       2,500
            9/5/97       Doug Mollo                250       2,500
            9/5/97       Rebecca Jones             100       1,000
            9/5/97       P.R. Matthews             500       5,000
            9/5/97       Patricia A. Yarusso       500       5,000
            9/5/97       William F. Nyce           250       2,500
            9/5/97       Blanche A. Elbourne       300       3,000
            11/1/97      Benny Chetcuti, Jr.       500       5,000
            11/1/97      Mark S. Monchek           500       5,000
            11/1/97      John Young               62.5         625
            11/10/97     Keith F. Anderson         500       5,000
            11/10/97     Michael Gerace          1,500      15,000
            11/10/97     David L. Chua           1,000      10,000
            11/10/97     Edward L. Cole, Jr.       440       4,400
            11/10/97     Anthony W. Carapelli    2,000      20,000
            11/10/97     David O. Moore            500       5,000
            11/20/97     Mary L. Catona          1,250      12,500
            11/20/97     Susan V. Daywitt        1,250      12,500
            11/20/97     Judyann S. Gillespie      630       6,300
            11/20/97     Marie T. Carey            250       2,500
            11/20/97     Elva M. Bernard           250       2,500
            11/20/97     Joseph Gillen             500       5,000
            11/20/97     Dale H. Wyeth             500       5,000
            11/20/97     Norman A. Leopold         250       2,500
            11/20/97     John Geuting            1,000      10,000
            12/1/97      Mary Green                500       5,000
            12/1/97      Jack Kouzi              2,310      23,100
            12/1/97      Kevin McCullian        10,000     100,000
            12/1/97      Jon Stone               1,000      10,000
            12/1/97      Bruce Ostrow               50         500
            12/1/97      William F. Burrows        500       5,000
            12/1/97      Anthony Manginelli      1,000      10,000
            12/1/97      James Gillespie, Sr.      650       6,500
            12/1/97      Thomas E. McCullian       500       5,000
            12/1/97      Susan Carey             1,000      10,000
            12/1/97      Thomas W. McCullian    10,000     100,000
            12/1/97      Charles J. Baldwin      1,800      18,000
            12/1/97      Or Shachar                600       6,000
            12/1/97      Daniel O. Black           250       2,500
            12/1/97      James J. Gennello       5,000      50,000
            12/1/97      Eugene Geyer            3,000      30,000
            12/1/97      Ted Fanelli               350       3,500
            12/1/97      Albert Cipolloni          250       2,500
            12/1/97      Rosemary Gennello         250       2,500
            12/1/97      Michael Gerace          8,503      85,030
            12/1/97      Susan McGovern            250       2,500
            12/1/97      Joseph F. Trusi           250       2,500
            12/1/97      Kevin P. Cooney           250       2,500
            12/1/97      Timothy E. Hammon          50         500
            12/1/97      James Gillespie, Jr.      575       5,750
            12/1/97      Edward L. Cole III         10         100
            12/1/97      Linda Evans                10         100
            12/1/97      Manoj Khandelwal          500       5,000
            12/1/97      Susan M. Natalie          250       2,500
            12/1/97      Alexander J. Simkiw       500       5,000
            12/1/97      Patrick McCoy             500       5,000
            12/1/97      John Steven Cigler        500       5,000
            12/1/97      Basant K. Khandelwal      500       5,000
            12/1/97      Robert Olsen               50         500
            12/1/97      Corbin C. Mendenhall      250       2,500
            12/1/97      Steven J. Vitalo          300       3,000
            12/1/97      Frank L. D'Elia           500       5,000
            12/1/97      Joanne T. Burke         2,250      22,500
            12/1/97      Philip Bonner             375       3,750
            12/1/97      Lachman Dass Gupta        250       2,500
            12/1/97      Jerome A. Wenger        1,000      10,000
            12/1/97      Gerald and Sandra
                               J. Eichhorn       5,000      50,000
            12/23/97     Tim Hammond                50         500
            4/24/98      William P. Dougherty      250       2,500

            (1)   1,750,000 shares were returned and canceled.

            ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

            (a)   Exhibits

            3.1**    Certificate of Incorporation

            3.2**    By-Laws of the Company

            4.1*     Form of Common Stock Certificate

            4.2*     Form of Warrant and Warrant Agreement

            5.1*     Opinion of Cassidy & Associates

            10.1*     Licensing Agreement

            24.1      Consent of Accountant

            24.2*     Consent of Cassidy & Associates (included in
                        Exhibit 5)

            27*       Financial Data Schedule
            ---------------

            *     To be filed by Amendment.
            **    Previously filed.


            (b) The following financial statement schedules are included in this Registration Statement.

                        None.


            ITEM 17.  UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect
            to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) Insofar as indemnification for liabilities arising
            under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                (c)   The undersigned registrant hereby undertakes that:

                     (i) For purposes of determining any liability under the
            Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                     (ii) For the purpose of determining any liability under
            the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                              SIGNATURES


                  Pursuant to the requirements of the Securities Act of
            1933, as amended, H D N, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware on the 7th day of August, 1998.


                               H D N, INC.


                               By:   /s/ Donald Mattei
                                  Donald Mattei,
                                  President



                  Pursuant to the requirements of the Securities Act of
            1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                Title                       Date


            /s/ Norma L. Veach       Director, Chief            8/7/98
                                     Executive Officer


           /s/ Donald Mattei         Director, President        8/7/98


           /s/ Jitendra R. Shah      Director                   8/7/98


           /s/ Robert Veach          Director                   8/7/98